SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

ACI WORLDWIDE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Date: June 11, 2019 Time: 3:00 p.m. Eastern Time Place: ACI Worldwide, Inc., 3520 Kraft Road, Suite 300, Naples, Florida 34105

Letter from our Chairman of the Board of Directors

April 26, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of ACI Worldwide, Inc. The meeting will begin promptly at 3:00 p.m. Eastern Time on June 11, 2019 at our offices located at 3520 Kraft Road, Suite 300, Naples, Florida 34105. Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are posted at www.proxydocs.com/aciw. Only stockholders who held shares at the close of business on the record date, April 18, 2019, may vote at the Annual Meeting, including any adjournment thereof.

Details of the business to be conducted at our meeting are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to carefully read these materials, as well as our Annual Report to Stockholders.

Your vote is very important and I urge you to use this opportunity to take part in the affairs of your company. Whether or not you expect to attend the Annual Meeting, please vote by telephone or the Internet according to the instructions on your proxy card or in the Notice of Internet Availability of Proxy Materials (the “Notice”) and complete, date, sign, and return your proxy card in the envelope provided, in each such case, as soon as possible to ensure that your shares will be represented and voted at the Annual Meeting. Even if you have voted by proxy, you may still vote at the Annual Meeting if you attend the Annual Meeting.

On behalf of the Board of Directors, thank you for your commitment to ACI.

Sincerely,

David A. Poe

Chairman of the Board of Directors

2019 PROXY STATEMENT

Notice of 2019 Annual Meeting of Stockholders

Date	June 11, 2019

Time	3:00 p.m. Eastern Time

Place	ACI Worldwide, Inc., 3520 Kraft Road, Suite 300, Naples, Florida 34105

Record Date	Close of business on April 18, 2019

Items of Business	•	To elect the eight directors named in the accompanying proxy statement to our Board of Directors to hold office until the 2020 Annual Meeting of Stockholders;
•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019;
•	To conduct an advisory vote to approve named executive officer compensation; and
•	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote over the Internet, by telephone or, if you requested printed proxy materials, by mailing a completed proxy card. For more detailed information regarding how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail, the section entitled Questions and Answers About this Proxy Material and Voting beginning on page 2 of the Proxy Statement, or, if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of the Board of Directors

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE STOCKHOLDER MEETING

TO BE HELD ON JUNE 11, 2019

Our Proxy Statement and Annual Report are also available online at

www.proxydocs.com/aciw

2019 PROXY STATEMENT

Proxy Statement Table of Contents

About ACI

Annual Meeting Proposals

2019 PROXY STATEMENT

Proxy Statement for the Annual Meeting of Stockholders

to be held on June 11, 2019

About ACI

ACI Worldwide, Inc., the Universal Payments (UP) company, is a global payments software provider powering real-time, electronic payments for more than 5,100 companies globally. Our customers include banks, merchants and corporates, which are organizations that pay and are paid through bills, subscriptions and invoices. We also support intermediaries that facilitate payment transactions on behalf of banks, merchants and corporates. These customers rely on ACI to execute $14 trillion each day in payments and securities.

Our UP family of software solutions addresses the full spectrum of payment needs, including retail payments, real-time payments, digital channels, merchant payments, bill payments and payments intelligence. ACI offers two deployment options to support the unique needs of our customers. With our licensed model, customers can use our software on their premises, in their private cloud or in the public cloud. They can also choose our platform model, where we run our software on behalf of customers in ACI’s private cloud.

In this Proxy Statement, the terms “ACI,” “we,” and “our” refer to ACI Worldwide, Inc.

This Proxy Statement contains a report issued by the Audit Committee relating to certain of its activities during 2018 and a report issued by the Compensation and Leadership Development Committee relating to executive compensation during 2018. Stockholders should be aware that under Securities and Exchange Commission rules, these committee reports are not considered “filed” with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and are not incorporated by reference in any past or future filing by ACI Worldwide, Inc. under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless specifically referenced. Additionally, the information contained on aciworldwide.com is not incorporated by reference into this Proxy Statement.

These materials were first made available to stockholders on April 26, 2019.

Date, Time and Place of Meeting

When:	June 11, 2019 3:00 p.m. Eastern Time

Where:	ACI Worldwide, Inc. 3250 Kraft Road Suite 300 Naples, Florida 34105

Record Date:	April 18, 2019

This Proxy Statement is being furnished in connection with the solicitation by and on behalf of the Board of proxies to be used at our 2019 Annual Meeting of Stockholders, and any postponement or adjournment thereof. A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2018 (the “Annual Report”), accompanies this Proxy Statement.

2019 PROXY STATEMENT  1

Annual Meeting Proposals

Proposal		Recommendation of the Board

1.	Election of directors	FOR Each of the nominees

2.	Ratification of appointment of independent registered public accounting firm	FOR

3.	Advisory vote to approve named executive officer compensation	FOR

Questions and Answers about this Proxy Material and Voting

Why am I receiving these materials?

We are making these proxy materials available because the Board of Directors (the “Board of Directors” or the “Board”) of ACI is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may follow the instructions below to submit your proxy by telephone or on the Internet, and complete, sign and return the proxy card in the envelope provided.

Under the U.S. Securities and Exchange Commission’s (the “SEC”) “notice and access” rules, ACI has elected to use the Internet as its primary means of furnishing proxy materials to our stockholders. Consequently, most stockholders will not receive paper copies of ACI’s proxy materials. ACI intends to commence mailing to all stockholders of record entitled to vote at the Annual Meeting the Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) on or about April 26, 2019. The Internet Availability Notice will include instructions on how to receive a paper copy of your proxy materials, if you so choose.

ACI’s principal executive office is located at 3520 Kraft Rd, Suite 300, Naples, Florida 34105 and its telephone number is (239) 403-4600.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full paper copy of this Proxy Statement and Annual Report to Stockholders?

We are acting under a Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. This rule allows a company to send its stockholders a notice regarding Internet availability of proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a paper copy of proxy materials may be found in the Internet Availability Notice.

Who can vote at the Annual Meeting?

You will be entitled to vote at the Annual Meeting if you owned ACI’s common stock (“Common Stock”), either as a stockholder of record or as a beneficial owner, as of the close of business on April 18, 2019 (the “Record Date”). On the Record Date, there were 116,533,886 shares of Common Stock outstanding. Holders of these outstanding shares are entitled to one vote for each share of Common Stock held by them as of April 18, 2019 at the Annual Meeting. Shares of Common Stock held as treasury stock are not entitled to be voted at the Annual Meeting. Each stockholder is entitled to one vote per share of Common Stock held on all matters to be voted on by stockholders. Unless context requires otherwise, any reference to “shares” in this Proxy Statement refers to all shares of Common Stock entitled to vote at the Annual Meeting.

If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, the Internet Availability Notice was sent directly to you by ACI. The Internet Availability Notice provides instructions on how to request printed proxy

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materials and how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For stockholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. The Internet and telephone voting facilities for stockholders of record will close at 5:00 p.m. EDT on June 10, 2019. If your shares are held in an account at a brokerage firm, bank, trust, or other similar organization, like the vast majority of our stockholders, you are considered the “beneficial owner” of shares held in “street name” and the Internet Availability Notice was forwarded to you by that organization. You will receive instructions from your broker, bank, trustee, or other nominee that must be followed in order for your broker, bank, trustee, or other nominee to vote your shares per your instructions.

What am I voting on?

There are three matters scheduled for a vote:

•	Proposal No. 1. To elect the eight directors named in the accompanying proxy statement to our Board of Directors to hold office until the 2020 Annual Meeting of Stockholders;

•	Proposal No. 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019; and

•	Proposal No. 3. To conduct an advisory vote to approve named executive officer compensation.

How do I vote?

For Proposal No. 1, you may either vote “For” all the nominees to the Board of Directors, you may withhold your vote from all the nominees or you may withhold your vote from any nominee you specify. You may not vote your proxy “For” the election of any persons other than the eight named nominees. For all other matters to be voted on, you may vote “For” or “Against” or abstain from voting on the applicable proposal.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote by proxy using a proxy card, vote by proxy on the Internet or by telephone as set forth in the Internet Availability Notice, or vote at the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote if you have already voted by proxy.

•

To vote using the proxy card, complete, date and sign the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote on the Internet, please follow the instructions provided on your proxy card or the Internet Availability Notice.

•	To vote by telephone, please follow the instructions provided on your proxy card or the Internet Availability Notice.

•	To vote at the Annual Meeting, attend the Annual Meeting and follow the instructions communicated at the annual meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

See “Who can vote at the Annual Meeting?” for voting instructions if you beneficially own shares held in street name.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of the close of business on April 18, 2019.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

•	“For” the election of each of the eight nominees for director;

•	“For” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019;

•	“For” the approval of the compensation of our named executive officers; and

2019 PROXY STATEMENT  3

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

ACI will pay for the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of the Internet Availability Notice, this Proxy Statement, the proxy and any additional solicitation material that ACI may provide to stockholders. Copies of the proxy materials and any other solicitation materials will be provided to brokerage firms, banks, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. ACI will reimburse such brokerage firms, banks, fiduciaries and other custodians for the reasonable out-of-pocket expenses incurred by them in connection with forwarding the proxy materials and any other solicitation materials.

In addition to ACI mailing these proxy materials, the Internet Availability Notice and the annual report (as applicable), ACI’s directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. Mediant Communications LLC will monitor voting and deliver executed proxies to our voting tabulator.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials (including multiple copies of this Proxy Statement and multiple proxy cards or multiple Internet Availability Notices), your shares are registered in more than one name or are registered in different accounts. Please complete, date, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting.

If you are a stockholder of record, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may vote again on a later date over the Internet or by telephone as set forth on the Internet Availability Notice.

•	You may send a written notice that you are revoking your proxy to the Secretary of ACI at 3520 Kraft Rd, Suite 300, Naples, Florida 34105.

•	You may attend the Annual Meeting and vote in person.

If you are a beneficial owner of our shares, you will need to contact your bank, brokerage firm, trustee, or other nominee to revoke any prior voting instructions.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the meeting as follows:

Proposal No. 1. The inspector of elections will count “For” votes. Withhold, abstentions and broker non-votes will not affect the outcome of Proposal No. 1.

Proposal No. 2. The inspector of elections will count “For” and “Against” votes. Abstentions will have the effect of a vote against the proposal. Brokers have discretionary voting authority to vote on Proposal No. 2 in the absence of voting instructions from their customers. As a result, there should be no broker non-votes with respect to this proposal, but if there are any such broker non-votes, they will not affect the outcome of Proposal 2.

Proposal No. 3. The inspector of elections will count “For” and “Against” votes. Broker non-votes will not affect the outcome of Proposal No. 3. Abstentions will have the effect of a vote against the proposal.

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See “How many votes are needed to approve each proposal?” for further details regarding the votes needed to approve each proposal.

What is a “broker non-vote”?

If your shares are held by your broker, bank or other similar organization as your nominee (that is, in “street name”), you will need to follow the voting instructions provided by that organization on how to vote your shares. If you do not provide voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker, bank, or other organization is not permitted to vote on that matter, including the election of directors or executive compensation matters, without instructions from the beneficial owner and instructions are not given. We encourage you to provide instructions to your broker or other nominee regarding voting your shares. On any matter for which your broker or other nominee does not vote on your behalf, the shares will be treated as “broker non-votes.”

Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but broker non-votes will not be counted for purposes of determining the number of shares present in person or by proxy at the Annual Meeting with respect to a particular proposal on which the broker has expressly not voted. See “How are votes counted?” for further details regarding the effect of broker non-votes on the proposals set forth in this Proxy Statement.

How is an abstention counted?

Abstentions will be counted for purposes of determining the presence or absence of a quorum. The effect of an abstention on the outcome of the voting on a particular proposal depends on the vote required to approve that proposal, as described in the “How many votes are needed to approve each proposal?” section below.

How many votes are needed to approve each proposal?

Proposal No. 1. Directors are elected by a plurality of the affirmative votes cast “For” a director nominee at the Annual Meeting. The nominees for director receiving the highest number of affirmative “For” votes will be elected. Stockholders may not cumulate votes in the election of directors. Our Corporate Governance Guidelines provide that if, in an uncontested election, the votes withheld for a director’s election exceed the votes cast in favor of his or her election, the director will tender a conditional resignation. The Corporate Governance Committee will make a recommendation as to whether the Board should accept or reject the resignation, and the Board will thereafter make its determination within ninety days. A director who tenders his or her conditional resignation will not be permitted to participate in the committee recommendation or Board decision with respect to his or her resignation.

Proposal No. 2. Ratification of the appointment of Deloitte & Touche LLP as ACI’s independent registered public accounting firm for the fiscal year ending December 31, 2019 requires the affirmative “For” vote of a majority in voting power of the votes cast by the holders of all shares present in person, or represented by proxy, and voting affirmatively or negatively on such matter.

Proposal No. 3. Approval of the compensation of our named executive officers as disclosed in this Proxy Statement requires the affirmative “For” vote of a majority in voting power of the votes cast by the holders of all shares present in person, or represented by proxy, and voting affirmatively or negatively on such matter.

See “How are votes counted?” for further details regarding the effect of abstentions and broker-non votes on the proposals set forth in this Proxy Statement.

What are the Board’s voting recommendations?

•	Proposal No. 1. “For” each of the nominees to the Board of Directors.

•	Proposal No. 2. “For” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

•	Proposal No. 3. “For” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

2019 PROXY STATEMENT  5

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all outstanding shares is represented by stockholders at the Annual Meeting, in person, by means of remote communication or by proxy. On the Record Date, there were 116,533,886 shares of Common Stock issued, outstanding and entitled to vote, which number excludes 23,990,054 shares of Common Stock held as treasury stock by ACI. Thus, 58,266,944 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum. Your shares will be counted towards the quorum if you submit a valid proxy or vote at the Annual Meeting. In addition, under the General Corporation Law of the State of Delaware, abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting. In the event we are unable to obtain the final voting results within four business days, we will file the preliminary voting results in a Current Report on Form 8-K within four business days following the Annual Meeting, and will file an amended Form 8-K with the final voting results within four business days after the final voting results are known.

How can stockholders submit a proposal for inclusion in our Proxy Statement for the 2020 annual meeting of stockholders?

To be included in our proxy statement for the 2020 annual meeting of stockholders, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as provided below, stockholder proposals must be received by our Secretary at our principal executive offices no later than December 29, 2019. The Corporate Governance Committee will review proposals submitted by stockholders for inclusion at our next annual meeting of stockholders and will make recommendations to our Board on an appropriate response to such proposals.

How can stockholders submit proposals to be raised at the 2020 annual meeting of stockholders that will not be included in our proxy statement for the 2020 annual meeting of stockholders?

To be raised at the 2020 annual meeting of stockholders, stockholder proposals must comply with our Bylaws. Under our proxy access bylaw, if a stockholder (or a group of up to 20 stockholders) who has owned at least 3% of our shares for at least three years and has complied with the other requirements set forth in our Bylaws wants us to include director nominees (up to the greater of two nominees or 20% of the Board) in our 2020 proxy statement and form of proxy for election at our 2020 Annual Meeting of Stockholders, the nominations must be received by ACI’s Secretary at ACI’s principal executive offices located at 3520 Kraft Rd, Suite 300, Naples, Florida 34105, not earlier than November 29, 2019 and not later than December 29, 2019. If a stockholder wishes only to recommend a candidate for consideration by the Nominating and Corporate Governance Committee as a potential nominee for director, see the procedures discussed in “Corporate Governance — Nominating and Corporate Governance Committee.” Any stockholder considering a proxy access nomination should carefully review our Bylaws, which are available on our website at aciworldwide.com.

What if the date of the 2020 annual meeting of stockholders changes by more than 30 days from the anniversary of this year’s Annual Meeting?

Under Rule 14a-8 of the Exchange Act, if the date of the 2020 annual meeting of stockholders changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our proxy statement for such meeting, stockholder proposals must be received by us within a reasonable time before our solicitation is made. Under our Bylaws, if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (A) the 90th calendar day prior to such annual meeting and (B) the 10th calendar day following the day on which public disclosure of the date of such meeting is first made.

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Does a stockholder proposal require specific information?

To be included in our proxy statement, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act. With respect to a stockholder’s nomination of a candidate for our Board, the stockholder notice to our Secretary must contain certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our Bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review Rule 14a-8 under the Exchange Act and our Bylaws, as applicable, which contain additional requirements about advance notice of stockholder proposals and director nominations. Pursuant to Rule 14a-4(c) under the Exchange Act, if ACI does not receive advance notice of a stockholder proposal to be brought before its next annual meeting of stockholders in accordance with the requirements of its Bylaws, the proxies solicited by ACI may confer discretionary voting authority to vote proxies on the stockholder proposal without any discussion of the matter in the proxy statement.

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Corporate Governance

Our corporate governance practices and the diverse skills and attributes that our directors bring to ACI support our business as a global payments software company. All our director nominees have served in leadership roles and, except for our CEO, all nominees are independent. Through proactive evaluation and assessment, our Board can adapt and ensure that the right skills and experience are represented on our Board.

Our corporate governance structure is designed to serve the best interests of our stockholders.

Excellence on our Board

• Annual elections of directors

• Annual Board and committee evaluations

• All committee members are independent

• Conditional director resignation required in the event of excess withheld votes in an uncontested election

Stockholder Alignment

• Proactive engagement with our stockholders

• Adoption of proxy access to make it easier for stockholders to nominate director candidates

• Prohibition of short sales, transactions in derivatives, and hedging and pledging of ACI stock by our directors and executive officers

• Robust stock ownership guidelines for our CEO, executive officers and directors

ACI’s key governance documents, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics and charters for each of our Board committees, are available on our website at aciworldwide.com.

Board of Directors and Committees

Our Board has four standing committees: the Audit Committee, the Compensation and Leadership Development Committee, the Nominating and Corporate Governance Committee and the Risk Committee. The following table provides membership information for each of the standing Board committees as of April 18, 2019:

Name	Audit	Compensation and Leadership Development	Nominating and Corporate Governance	Risk	Independent	Tenure(1)	# of Other Public Company Boards

Janet O. Estep					Y	3	0

James C. Hale					Y	3	3

Philip G. Heasley (CEO)					N	14	0

Pamela H. Patsley					Y	1	3

Charles E. Peters, Jr.					Y	4	0

David A. Poe (Chairman)					Y	5	0

Adalio T. Sanchez					Y	4	1

Thomas W. Warsop III					Y	4	0

  Chair           Member

(1)	Full years of service as of the annual meeting date

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Director Independence

Our Board follows the NASDAQ listing standards requirements on director independence. Our Board reviews at least annually the independence of each director. During these reviews, the Board considers transactions and relationships between each director (and his or her immediate family and affiliates) and ACI and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director is independent. This review is based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with us and our management.

The Board has determined that except for Mr. Heasley, our CEO, each of our directors is independent.

As required by NASDAQ, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

The Audit Committee operates under a formal charter, which is available free of charge on our website at https://investor.aciworldwide.com/. Our Audit Committee assists our Board in its general oversight of financial reporting, internal controls and audit functions and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and the authority to retain counsel and advisors at our expense to fulfill its responsibilities and duties.

Our Audit Committee is comprised of Ms. Patsley, Mr. Peters and Mr. Warsop. Mr. Peters is the chairperson of the committee. Our Board has designated each of Mr. Peters and Ms. Patsley as an “audit committee financial expert” as defined under the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002. The Audit Committee met 12 times during the year ended December 31, 2018.

Our Board has considered the independence and other characteristics of each member of our Audit Committee and has concluded that the composition of our Audit Committee meets the requirements for independence under the current requirements of SEC rules and regulations. Audit Committee members must satisfy additional independence criteria set forth under Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of the Rule 10A-3, an Audit Committee member may not, other than in his or her capacity as a member of the audit committee, accept consulting, advisory or other fees from us or be an affiliated person. Each of the members of our Audit Committee qualifies as an independent director pursuant to Rule 10A-3.

See the “Report of the Audit Committee” below.

The Compensation and Leadership Development Committee (the “Compensation Committee”) operates under a formal charter, which is available free of charge on our website at https://investor.aciworldwide.com/. Our Compensation Committee reviews and determines salaries, performance-based incentives and other matters relating to executive compensation; administers our equity award and stock option plans, including reviewing and granting equity awards to our executive officers; reviews and evaluates the performance of, and succession planning for, executive officers other than our CEO; and provides general oversight of leadership development processes and strategies for executive and senior officers.

The Compensation Committee also has the power to investigate any matter brought to its attention within the scope of its duties and authority to retain counsel and advisors at our expense to fulfill its responsibilities and duties.

Our Compensation Committee is comprised of Ms. Patsley, Mr. Peters and Mr. Sanchez. Mr. Sanchez is the chairperson of the Compensation Committee. Each of the Compensation Committee members meet the independence requirements set forth in the rules of NASDAQ, the “non-employee director” standard within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act, and the “outside director” standard within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Compensation Committee met 12 times during the year ended December 31, 2018. For information regarding the role of executive officers and the Compensation Committee’ compensation consultant in determining or recommending the amount or form of executive and director compensation, see the Compensation Discussion and Analysis.

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The Nominating and Corporate Governance Committee (the “Corporate Governance Committee”) operates under a formal charter, which is available free of charge on our website at https://investor.aciworldwide.com/. The Corporate Governance Committee assists our Board in ensuring that we are governed in a manner consistent with the interests of our stockholders. The Corporate Governance Committee conducts the Board evaluations and assessments and recommends director nominees. The Corporate Governance Committee also assists the Board in its evaluation of, and succession planning for, our CEO.

The Corporate Governance Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors at our expense for any matters related to the fulfillment of its responsibilities and duties.

Our Corporate Governance Committee is comprised of Ms. Estep, Mr. Hale and Mr. Sanchez. Ms. Estep is the chair of the Corporate Governance Committee. Each of the Corporate Governance Committee members meet the independence requirements set forth in the rules of NASDAQ. Our Corporate Governance Committee met nine times during the year ended December 31, 2018.

The Risk Committee operates under a formal charter, which is available free of charge on our website at https://investor.aciworldwide.com/. The Risk Committee reviews, evaluates and approves our risk management framework, reviews the extent to which management has established effective enterprise risk management across the organization, and reviews with management our most significant risks and the steps management has taken to monitor and control those risks. The Risk Committee also oversees our enterprise risk management program, information security program and compliance, privacy and business continuity programs.

The Risk Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors at our expense for any matters related to the fulfillment of its responsibilities and duties.

Our Risk Committee is comprised of Ms. Estep, Mr. Hale and Mr. Warsop. Mr. Hale is the chair of the Risk Committee. Our Risk Committee met eight times during the year ended December 31, 2018.

Meeting Attendance

Our Board held seven meetings during 2018 and each director attended 100% of the meetings.

Type of Meeting	Full Board	Audit	Compensation	Corporate Governance	Risk
In Person	4	4	4	4	4
Telephonic	3	8	8	5	4
Total Meetings in 2018	7	12	12	9	8

Director nominees are expected to attend our annual meetings of stockholders. All of the 2018 director nominees attended our 2018 annual meeting.

Board Leadership Structure

Mr. Poe is the Chairman of the Board. Our CEO, Mr. Heasley, is the only member of ACI’s Board who is not an independent director. We believe that this leadership structure enhances the accountability of our CEO to the Board and strengthens the Board’s independence from management.

Board Evaluation and Nomination Process

The Board believes that a robust and continuous evaluation process allows it to assess its effectiveness and proactively identify gaps in desired skills and attributes represented on the Board.

The Corporate Governance Committee oversees an annual review process, seeking feedback from individual directors, management and stockholders. An evaluation is completed with respect to each director, each committee and the Board as a whole. Additionally, committee goals are reviewed at each committee meeting, supporting the annual review process.

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As part of this process, the Board also updates and reviews the desired skillsets and the current needs of ACI as it progresses its strategy. Any gaps in the desired skillsets are identified and considered as part of the annual director nomination process.

Diversity

Consistent with its proactive evaluation of director performance, skills and attributes, the Board is committed to a policy of inclusiveness and actively seeks out highly qualified diverse candidates (including race, gender and ethnicity) to include in the pool from which director nominees are chosen. The composition of our director nominees reflects these efforts and the importance of differentiating personal characteristics and diversity among our directors.

Board’s Role in Risk Oversight

Risk is inherent with every business and we face a number of risks, including strategic, financial, operational, legal/compliance, governance and reputational risks. Our management is responsible for the day-to-day management of the risks that we face. Our Board of Directors as a whole has responsibility for the oversight of enterprise risk management. Our Board provides broad oversight of ACI’s risk management programs. In this oversight role, our Board considers the effectiveness of the Company’s risk management processes. The involvement of our full Board in the risk oversight process allows our Board to assess management’s tolerance for risk and also to determine what constitutes an appropriate level of risk for ACI.

While our Board provides broad oversight, various committees of the Board oversee risk management in their respective areas and regularly report on their activities to the entire Board. In particular, the Risk Committee focuses on reviewing, evaluating and approving ACI’s risk management profile, reviewing the extent to which management has established effective enterprise risk management across the organization, and reviewing and discussing with management the Company’s most significant potential risks and the steps management has taken to monitor and control those risks.

The Audit Committee focuses on assessing and mitigating financial risk, including internal controls, and receives an annual risk assessment report from ACI’s internal auditors. As part of its annual audit, ACI’s independent registered accounting firm, Deloitte & Touche LLP, also provides the Audit Committee with a risk assessment identifying risks of material misstatements and related controls. The Audit Committee reviews these and other reports on risks facing the Company at its meetings throughout the year.

The Compensation Committee reviews and oversees the management of potential material risks related to ACI’s compensation policies and practices. Compensia, the independent compensation consultant retained by the Compensation Committee, provides an annual assessment of such risks. The Compensation Committee reviews this annual assessment and evaluates such risks as it considers compensation and benefits matters throughout the year.

The oversight roles of the Board and the committees are supported by management reporting processes that are designed to provide the Board and the committees with visibility into the identification, assessment and management of critical risks.

Code of Business Conduct and Ethics

Under our Code of Business Conduct and Ethics our directors and employees, including our executive officers, must promptly report any transaction, relationship, or circumstance that creates or may create a conflict of interest. Any conflict of interest for our non-director and non-executive officer employees is prohibited unless a waiver is obtained from our General Counsel. Conflicts of interest involving our directors and executive officers are prohibited unless waived by our Board. Any waiver of a conflict of interest involving one of our directors or executive officers will be promptly disclosed in accordance with applicable law and NASDAQ listing requirements. The full text of our Code of Business Conduct and Ethics is posted on our website at https://investor.aciworldwide.com/corporate-governance.

We also have a Code of Ethics for the CEO and Senior Financial Officers that requires that our CEO, CFO, Chief Accounting Officer, Controller and persons performing similar functions avoid actual and apparent conflicts of interest in personal and professional relationships and that they disclose to the Audit Committee any material transaction or relationship that reasonably could be expected to give rise to a conflict. The full text of our Code of Ethics for the CEO and Senior Financial Officers is posted on our website at https://investor.aciworldwide.com/corporate-governance.

2019 PROXY STATEMENT  11

Compensation Risk Analysis

The Compensation Committee has concluded that ACI’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on ACI. The Compensation Committee believes that the following features of its compensation program help ensure that management performance is focused on long-term stockholder value creation without encouraging unnecessary or excessive risk-taking:

•	A balance of fixed and variable compensation, with variable compensation tied to both short-term and long-term objectives;

•	Annual incentive awards tied to ACI’s financial performance, with caps on payout amounts;

•	The use of time-based and performance-based equity awards that generally vest, if at all, over several years and align our executives’ interests with those of our stockholders;

•	The Compensation Committee’s ability to exercise discretion in determining incentive program payouts;

•	A recoupment and forfeiture policy pertaining to annual incentive payouts and long-term incentive equity awards applicable to all employees, including our executive officers; and

•	Stock ownership guidelines for our executive officers that further align our executives’ interests with those of our stockholders.

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Proposal 1 — Election of Directors

Our Board has nominated for election as directors Janet O. Estep, James C. Hale, Philip G. Heasley, Pamela H. Patsley, Charles E. Peters, Jr., David A. Poe, Adalio T. Sanchez and Thomas W. Warsop III, each to serve until the 2020 Annual Meeting of Stockholders and thereafter, until his or her respective successor is duly elected and qualified. We expect that each of the nominees will be available for election, but if any of them is unwilling or unable to serve as a candidate at the time the election occurs, it is intended that each share represented by proxy at the Annual Meeting will be voted for the election of another nominee to be designated by the Board to fill any such vacancy.

Our Board selects nominees with a view to establishing a Board that is comprised of members who:

• Possess the skills and attributes described below

• Are independent and free of any conflicts of interest

• Are willing and able to devote sufficient time to the affairs of ACI

• Have the capacity and desire to represent the balanced, best interest of our stockholders

• Bring diverse perspectives to our Board

We believe that each director nominee brings these qualifications to our Board, providing a diverse complement of specific business skills and experience aligned with our business needs.

Specific Skills and Attributes to be Represented on the Board

To effectively serve ACI’s business and long-term strategy, the Board believes it is important that the following key skills and attributes be represented on the Board as a whole:

Skills and Attributes	Importance to ACI
• Payments industry knowledge	ACI provides payments solutions and is a leader in the transformation of the payments industry to real-time, any-to-any payments systems.
• Financial services industry experience	ACI’s customers include the largest financial institutions and financial intermediaries in the world.
• Financial Expert	ACI’s business involves long-term contracts with significant economic value. ACI’s capital structure is important to the achievement of its long-term financial goals.
• Executive Leadership of a Complex Business	Senior leadership experience provides perspective on business matters and affords our CEO and executives an experienced advisor.
• Technology and innovation experience

ACI’s business is built around its software and involves licensing the use of that software to its customers around the world.

Ensuring that ACI’s products are positioned to meet the demands of a quickly evolving payments industry is critical to ACI’s future success.

• Risk and regulatory experience	The Board’s responsibilities include understanding and overseeing the various risks facing ACI and ensuring that appropriate policies and procedures are in place to effectively manage risk.
• International experience	ACI serves customers in 90 countries and 51% of its 2018 revenue was generated outside of the United States.
• Diversity of race, ethnicity or gender

Varied backgrounds and perspectives are invaluable to the Board in addressing complex business matters.

ACI employs over 3,800 people in 38 countries. ACI’s most important asset—its employees—represent a great diversity of background and experiences, and ACI’s ability to attract and retain these employees is critical to its long-term success.

2019 PROXY STATEMENT  13

Director Nominees

The following provides biographical information regarding our director nominees and describes the key skills, experience and expertise that each director nominee brings to our Board.

Janet O. Estep Age: 62 Director Since: 2015 Independent Committee Memberships: Corporate Governance (Chair) Risk Public Company Boards: None

• President and Chief Executive Officer of NACHA – The Electronic Payments Assn., where since 2008 she has guided strategy and oversees daily operations and rule-making processes for the ACH Network and rules and standards development for other payment types

• Served in various executive management roles at U.S. Bank, Minneapolis, MN from 1997 to 2008, including as Executive Vice President of its Transaction Services Division and its Merchant Payment Services Division

• Served as VP of Sales & Marketing for Pace Analytical Services from 1993- 1997, a nationwide environmental laboratory services company, as well as General Manager of its Twin Cities lab

• Served in a variety of corporate, product development, and sales management positions at IBM for 15 years in its Data Processing Division, its ImagePlus Software Division and its General Sector Division

• Member of NACHA’s Board of Directors

• Currently serves as a Board Advisor to other industry organizations, including the ETA (Electronic Transaction Association) and CAQH/CORE (Council for Affordable Quality Healthcare/ Committee on Operating Rules for Information Exchange)

Skills and Qualifications

• Payments Industry Knowledge

• Financial Services Industry Experience

• Executive Leadership of a Complex Business

• Technology and Innovation Experience

• Risk and Regulatory Experience

• Diversity of Race, Ethnicity or Gender

James C. Hale Age: 67 Director Since: 2015 Independent Committee Memberships: Corporate Governance Risk (Chair) Public Company Boards: 3

• Founder, Chairman Columbus Strategic Advisors LLC

• Founder, Managing Partner Emeritus and Advisor, FTV Capital

• Previously served as senior managing partner at Bank America Securities (Montgomery Securities) where he founded and led the financial services corporate finance practice and co-founded the Montgomery Financial Fund

• Serves as director of MITEK Systems, Inc. (NASDAQ: MITK), a mobile payments technology company; and Bank of Marin Bancorp (NASDAQ: BMRC), a leading independent commercial and retail bank in Northern California and Nebula Acquisition Corp (NASDAQ: NEBUU)

• Previously a director of Official Payments Holdings, Inc. (NASDAQ: OPAY), a provider of electronic payment biller-direct solutions; and a director of ExlService (NASDAQ: EXLS), a business process outsourcing provider

• Served on the Boards of Public Radio International; the University of California, Berkeley Foundation Investment Committee; and Duke University’s DUMAC Inc., which manages Duke University’s endowment, employment retirement pool and other investments

Skills and Qualifications

• Payments Industry Knowledge

• Financial Services Industry Experience

• Financial Expert

• Technology and Innovation Experience

• Risk and Regulatory Experience

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Philip G. Heasley Age: 69 Director Since: 2005 Non-Independent Committee Memberships: None Public Company Boards: None

• Our President and Chief Executive Officer since March 2005

• Chairman and Chief Executive Officer of PayPower LLC, an acquisition and consulting firm specializing in financial services and payment services from October 2003 to March 2005

• Chairman and Chief Executive Officer of First USA Bank from October 2000 to November 2003

• Served in various capacities for U.S. Bancorp from 1987 to 2000, including Executive Vice President, President and Chief Operating Officer

• Previously a director of: Lender Processing Services, Inc. (NYSE: LPS), a provider of mortgage processing services, settlement services, mortgage performance analytics and default solutions; Official Payments Holdings, Inc. (NASDAQ: OPAY), a provider of electronic payment biller-direct solutions; Fidelity National Title Group, now known as Fidelity National Financial, Inc. (NYSE: FNF), a provider of title insurance, specialty insurance and claims management services; Kintera, Inc. (NASDAQ: KNTA), a provider of software for non-profit organizations, until it was acquired by Blackbaud, Inc. (NASDAQ: BLKB); Ohio Casualty Corporation (NASDAQ: OCAS), the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up Ohio Casualty Group, collectively referred to as Consolidated Corporation; and Fair Isaac Corporation (NYSE: FICO), a provider of analytics and decision management technology; Visa International, (NYSE: V), the largest full-service consumer payment system in the world; SunAmerica (NYSE: SAI), a financial services firm now owned by American International Group (NYSE: AIG); and Chicago Title (NYSE: CTZ), one of the nation’s leading title insurers, which is now owned by Fidelity National Financial, Inc. (NYSE: FNF)

Skills and Qualifications

• Payments Industry Knowledge

• Financial Services Industry Experience

• Executive Leadership of a Complex Business

• Technology and Innovation Experience

• Risk and Regulatory Experience

• International Experience

2019 PROXY STATEMENT  15

Pamela H. Patsley Age: 62 Director Since: 2018 Independent Committee Memberships: Audit Compensation Public Company Boards: 3

• Served as Executive Chairman of MoneyGram International, Inc. (NYSE: MGI), a global provider of money transfer services, from 2016 to February 2018, and as its Chief Executive Officer from September 2009 to December 2015

• Served as Senior Executive Vice President of First Data Corporation, a global payments processor, from 2000 to 2007, and President of First Data International from 2002 to 2007

• Served as President and Chief Executive Officer of Paymentech, Inc, a payments processor and merchant acquiring business, from 1991 to 2000 when Paymentech was acquired by First Data (Paymentech is now a JPMorgan Chase business)

• Previously served as Chief Financial Officer of First USA, Inc., a bankcard company now part of JPMorgan Chase

• Currently serves as a director of Hilton Grand Vacations, Inc. (NYSE: HGV), Texas Instruments, Inc. (NASDAQ: TXN) and Keurig Dr. Pepper, Inc (NYSE: KDP)

• Previously a director of MoneyGram International, Inc., Molson Coors Brewing Company from 1996 to 2009, Pegasus Solutions, Inc from 2002 to 2006 and Paymentech, Inc. from 1995 to 1999

Skills and Qualifications

• Payments Industry Knowledge

• Financial Services Industry Experience

• Financial Expert

• Executive Leadership of a Complex Business

• Technology and Innovation Experience

• Risk and Regulatory Experience

• International Experience

• Diversity of Race, Ethnicity or Gender

16

Charles E. Peters, Jr. Age: 67 Director Since: 2015 Independent Committee Memberships: Audit (Chair) Compensation Public Company Boards: None

• Served as Executive Vice President and Chief Financial Officer of Red Hat, Inc. (NYSE: RHT), a multi-national global leader in open-source software, from 2004 to 2015

• Served as Senior Vice President and Chief Financial Officer of Burlington Industries (NYSE: BUR), a multi-national manufacturer of textiles, commercial carpet, and consumer products from 1995 to 2004

• Served as Senior Vice President of Finance of Boston Edison Company (NYSE: BSE), a public utility company that provided electricity to eastern Massachusetts, from 1991 to 1995

• Served in various financial management positions at GenRad Inc. (NYSE: GEN), a multi-national company that designs, manufacturers and markets integrated hardware and software solutions that enable the successful manufacturing, testing and servicing of electronic equipment, from 1982 to 1991

• Served as Senior Manager at Price Waterhouse, a multi-national professional services network, from 1973 to 1982

• Currently serves as a director of CloudBees, Inc., a privately held software company that provides solutions and support for automating software development and delivery with Enterprise Jenkins and DevOps

• Previously served as a director of Veracode Inc., a privately held software company providing application-layer cyber security solutions; Sourcefire, Inc. (NASDAQ: FIRE), a developer of network security hardware and software; Lulu, Inc., a privately held electronic publishing company; and Protective Products of America, Inc. (TSX: PPA), a provider of body armor to military and police

Skills and Qualifications

• Financial Expert

• Executive Leadership of a Complex Business

• Technology and Innovation Experience

• International Experience

2019 PROXY STATEMENT  17

David A. Poe Age: 70 Director Since: 2014 Independent (Chairman) Committee Memberships: None Public Company Boards: None

• Director Emeritus of and Advisor to Edgar, Dunn & Company, an independent global financial services and payments consultancy firm, since April 2014

• CEO of Edgar, Dunn & Company, from 1998 to 2008, and Senior Director from 2009 to April 2014

• Previously a certified public accountant with Deloitte, Touche & Company

• Chairman Emeritus of the Advisory Board for the Bank of San Francisco

• Chairman of the Board of Geothermal Engineering Ltd., a privately held UK company

• Former Chairman of the Investment Committee of the University of Idaho Foundation

• Previously a director of Official Payments Holdings, Inc. (NASDAQ: OPAY), a provider of electronic payment biller-direct solutions; and several private technology companies

• Investment and Finance Committee member of the Hanna Boys Center

Skills and Qualifications

• Payments Industry Knowledge

• Financial Services Industry Experience

• Financial Expert

• Technology and Innovation Experience

• Risk and Regulatory Experience

• International Experience

Adalio T. Sanchez Age: 59 Director Since: 2015 Independent Committee Memberships: Compensation (Chair) Corporate Governance Public Company Boards: 1

• President, S Group Advisory, LLC, a firm specializing in management consulting services around business strategy, operational excellence, and business transformation

• Served as interim CEO of Quantum Corporation (NYSE: QTM), a computer storage systems company, from November 2017 to January 2018

• Served as Senior Vice President of the Lenovo Group Limited (HK:0992), an international technology company, from 2014 to 2015

• Served in various capacities at International Business Machines Corporation (NYSE: IBM), a global technology and innovation company, from 1982 to 2014, including sixteen years in senior executive officer and global general management roles

• Member of the Board of Directors of Quantum Corporation (NYSE: QTM)

• Member of the Board of Directors of the Florida International University Foundation

• Member of the Board of Trustees of the MITRE Corporation

Skills and Qualifications

• Executive Leadership of a Complex Business

• Technology and Innovation Experience

• International Experience

• Diversity of Race, Ethnicity or Gender

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Thomas W. Warsop III Age: 52 Director Since: 2015 Independent Committee Memberships: Audit Risk Public Company Boards: None

• Executive Chairman of York Risk Services Group, a leading provider of integrated insurance and managed care solutions, since June 2017, and Chief Executive Officer since September 2018.

• Chief Executive Officer of Hananui, LLC, a provider of strategic consulting services, since January 2017

• Served as President and Chief Executive Officer of The Warranty Group, Inc., a provider of insurance and insurance services, from August 2012 to January 2017

• Served as Group President and held various management positions at Fiserv, Inc. (NASDAQ: FISV), a provider of technology solutions to the financial industry, from 2007 to 2012

• Served in various capacities for Electronic Data Systems for 17 years, including President of its Business Process Outsourcing unit in Asia Pacific, Vice President in the United Kingdom, and Vice President of Global Financial Services

• Previously served as a director of The Warranty Group, Inc., and ISGN, a provider of mortgage processing software and services

Skills and Qualifications

• Payments Industry Knowledge

• Financial Services Industry Experience

• Executive Leadership of a Complex Business

• Technology and Innovation Experience

• International Experience

Board Matrix

The following chart summarizes the Board’s assessment of how the key skills and attributes described above are represented on the Board:

	Janet Estep	James Hale	Philip Heasley	Pamela Patsley	Charles Peters	David Poe	Adalio Sanchez	Thomas Warsop
Payments Industry Knowledge	🌑	🌑	🌑	🌑		🌑		🌑
Financial Services Industry Experience	🌑	🌑	🌑	🌑		🌑		🌑
Financial Expert		🌑		🌑(1)	🌑(1)	🌑
Executive Leadership of a Complex Business	🌑		🌑	🌑	🌑		🌑	🌑
Technology and Innovation Experience	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑
Risk and Regulatory Experience	🌑	🌑	🌑	🌑		🌑
International Experience			🌑	🌑	🌑	🌑	🌑	🌑
Diversity of Race, Ethnicity or Gender	🌑			🌑			🌑
Age	62	67	69	62	67	70	59	52
Board Tenure (full years of service)	3	3	14	1	4	5	4	4

(1)	Designated audit committee financial expert

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE EIGHT NOMINEES LISTED ABOVE.

2019 PROXY STATEMENT  19

Director Compensation

Compensation for our independent directors consists of a cash retainer fee and an annual equity award. Our Board believes that providing a meaningful portion of compensation in the form of equity creates a direct linkage with company performance and stockholder interests. We do not pay Mr. Heasley, our CEO and only non-independent director, for service on our Board.

Retainer Fees

Each independent director receives a $60,000 base annual retainer fee. The Chairman of the Board receives an additional $100,000 annual premium. The Chairman of the Audit Committee and the Chairman of the Compensation Committee each receive an additional $20,000 annual premium. The Chairman of the Risk Committee and the Chairman of the Corporate Governance Committee each receive an additional $12,000 annual premium. Members of the Audit Committee and members of the Compensation Committee, other than the chairmen, receive an additional $4,000 annual premium. Members of the Risk Committee and members of the Corporate Governance Committee, other than the chairmen, each receive an additional $3,000 annual premium. Annual retainer fees are paid on a quarterly basis.

Equity-Based Compensation

Our independent directors are granted an annual equity award with a target grant date fair value of $250,000. Such grants are made at the discretion of our Board based on the recommendations of the Corporate Governance Committee. Director equity awards are provided pursuant to the terms of our 2016 Equity and Performance Incentive Plan, as amended (the “2016 Incentive Plan”). Director equity awards generally vest on the earlier to occur of (i) the date that is one year following the date of grant, and (ii) the day immediately prior to the date of the next annual meeting of our stockholders occurring following the date of grant. The independent directors’ equity awards provide for accelerated vesting upon the director’s death or disability or upon a change in control of ACI (as such terms are defined in the applicable award agreement).

On June 12, 2018, our independent directors were each granted 9,720 shares of restricted stock.

2018 Director Compensation

The table below summarizes the compensation we paid to our independent directors for the fiscal year ended December 31, 2018.

Name(1)(2) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(3) ($) (c)	Total ($) (h)
Janet O. Estep	75,000	249,998	324,998
James C. Hale	75,500	249,998	325,498
James C. McGroddy(4)	33,000	-	33,000
Pamela H. Patsley	34,000	249,998	283,998
Charles E. Peters, Jr.	84,000	249,998	333,998
David A. Poe	160,000	249,998	409,998
Adalio T. Sanchez	75,000	249,998	324,998
John M. Shay, Jr.(4)	33,500	-	33,500
Jan H. Suwinski(4)	41,500	-	41,500
Thomas W. Warsop III	67,500	249,998	317,498

(1)

Columns (d), (e), (f) and (g) to this table entitled “Option Awards,” “Non-Equity Incentive Plan Compensation,” “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation,” respectively, have been omitted because no compensation is reportable thereunder.

(2)	Philip G. Heasley, our CEO, is not included in this table as he is an employee of ACI and thus receives no compensation for his service as a director.
(3)

The grant date fair value of the stock awards granted to our independent directors on June 12, 2018 was $25.72 per share of restricted stock, the closing price on the date of grant, multiplied by the number of shares awarded, 9,720. The fair value was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

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The following table sets forth each independent director’s aggregate number of stock awards (unvested shares of restricted stock) and stock option awards outstanding as of December 31, 2018:

Name	Unvested Stock Awards	Aggregate Stock Option Awards
Janet O. Estep	9,720	-
James C. Hale	9,720	-
James C. McGroddy	-	-
Pamela H. Patsley	9,720	-
Charles E. Peters, Jr.	9,720	-
David A. Poe	9,720	-
Adalio T. Sanchez	9,720	-
John M. Shay, Jr.	-	-
Jan H. Suwinski	-	-
Thomas W. Warsop III	9,720	-

(4)	Served as an independent director until our 2018 Annual Meeting held on June 12, 2018.

Director Stock Ownership Guidelines

The Board has stock ownership guidelines designed to further link the interests of our Board with those of our stockholders. These guidelines provide that each of our independent directors should have equity positions in ACI with a value equal to five times his or her annual retainer amount. Direct and indirect stock ownership, including the vested in-the-money portion of any stock options held by the independent director, are included in determining each director’s equity position. Each independent director has five years to achieve the target ownership level. A director who fails to meet the ownership guidelines within the five-year period will not be eligible for new equity awards until the director achieves his or her prescribed ownership level.

As our CEO, Mr. Heasley’s ownership guideline is a value equal to six times his base salary, as further described in the Compensation Discussion and Analysis.

2019 PROXY STATEMENT  21

Report of the Audit Committee

At all times during 2018, each member of the Audit Committee was “independent” as defined in the NASDAQ listing standards. Our Board determined that each of the members met the NASDAQ regulatory requirements for financial literacy and that Mr. Peters and Ms. Patsley are “audit committee financial experts” as defined under SEC rules.

The Audit Committee operates pursuant to a charter, a copy of which is available on our website at aciworldwide.com.

The Audit Committee, on behalf of our Board, oversees ACI’s financial reporting process as more fully described in its charter. Management is responsible for the preparation, presentation and integrity of ACI’s consolidated financial statements, accounting and financial reporting principles, internal controls over financial reporting and compliance with laws and regulations and ethical business standards. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of ACI’s system of internal controls. Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm.

ACI’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing independent audits of ACI’s consolidated financial statements and the effectiveness of ACI’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to issue reports thereon. In fulfilling its oversight responsibilities, the Audit Committee (i) reviewed and discussed the audited consolidated financial statements and the footnotes thereto in ACI’s annual report on Form 10-K for 2018 with management and Deloitte, and (ii) discussed with management and Deloitte the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Audit Committee discussed with Deloitte the matters required to be discussed by PCAOB Auditing Standard No. 1301 “Communication with Audit Committees”, Rule 2-07 “Communication with Audit Committees” of Regulation S-X, and other PCAOB Rules and Standards. The Audit Committee discussed with ACI’s internal auditors and Deloitte, with and without management present, their evaluations of ACI’s internal accounting controls and reviewed with management the basis for management’s assessment of the effectiveness of ACI’s internal controls over financial reporting. The Audit Committee has also discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting and Oversight Board in Rule 3200T.

Deloitte is responsible for expressing opinions on (i) the conformity of ACI’s audited consolidated financial statements, in all material respects, to accounting principles generally accepted in the U.S., and (ii) the effectiveness of ACI’s internal controls over financial reporting. Deloitte has full and free access to the Audit Committee. Deloitte has expressed the opinion that ACI’s audited consolidated financial statements conform, in all material respects, to accounting principles generally accepted in the U.S. The Audit Committee reviewed and discussed with Deloitte its judgments as to the quality, not just the acceptability, of ACI’s accounting principles and such other matters as are required to be discussed by the standards of the PCAOB.

The Audit Committee discussed with Deloitte its independence from management and ACI, and received from Deloitte the written disclosures and the letter required by applicable requirements of the PCAOB, including as required by PCAOB Ethics and Independence Rule 3526 “Communication with Audit Committees Concerning Independence,” regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte and management Deloitte’s independence. Upon completing these activities, the Audit Committee concluded that Deloitte is independent from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in ACI’s annual report on Form 10-K for 2018 and filed with the Securities and Exchange Commission.

Members of the Audit Committee

Charles E. Peters, Jr., Chair

Pamela H. Patsley

Thomas W. Warsop III

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Proposal 2 — Ratification of Appointment of ACI’s Independent Registered Public Accounting Firm

The Audit Committee has selected and appointed, and our Board has approved the Audit Committee’s selection and appointment of, Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Board is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm for the next fiscal year. Even if the selection is ratified by our stockholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such a change would be in the best interests of stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to make a statement should they so desire and to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees paid or payable for the indicated services performed by Deloitte during 2018 and 2017 in its capacity as our independent registered public accounting firm during such years.

Fee Category	2018 $	2017 $
Audit Fees	3,517,666	3,834,175
Audit-Related Fees	263,000	230,525
Tax Fees	621,310	730,615
All Other Fees	0	0
Total Fees	4,401,976	4,795,315

Audit Fees. This category represents the aggregate fees paid or payable to Deloitte & Touche LLP for professional services rendered for (i) the audit of our annual financial statements and quarterly reviews of ACI’s annual consolidated financial statements for 2018 and 2017, (ii) the audit of the effectiveness of ACI’s internal controls over financial reporting as of December 31, 2018 and December 31, 2017 in accordance with the standards of the PCAOB and (iii) statutory audits of certain subsidiaries.

Audit-Related Fees. This category represents the aggregate fees billed by Deloitte & Touche LLP for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of ACI’s financial statements that are not reported under “Audit Fees” for 2018 or 2017. The professional services performed by Deloitte & Touche LLP in each of 2018 and 2017 consisted of audit and tax related services.

Tax Fees. This category represents the aggregate fees billed by Deloitte & Touche LLP for tax-related services rendered to ACI for 2018 and 2017. Tax fees billed by Deloitte & Touche LLP in 2018 and 2017 consisted of fees for professional services related primarily to tax compliance projects, including audit- and tax-related services.

All Other Fees. There were no other fees billed by Deloitte & Touche LLP for services rendered to ACI during 2018 or 2017, other than the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

2019 PROXY STATEMENT  23

The Audit Committee has considered whether the provision of the services by Deloitte & Touche LLP as described above in “Tax Fees” is compatible with maintaining the independent registered public accounting firm’s independence.

Pre-Approval of Audit and Non-Audit Services

We have policies for pre-approval of all audit and non-audit services to be provided to us by our independent registered public accounting firm and its member firms. Under these policies, all audit and non-audit services to be performed by our independent registered public accounting firm must be approved by the Audit Committee in advance. A proposal for audit and non-audit services must include a description and purpose of the services, estimated fees and other terms of the services. To the extent a proposal relates to non-audit services, a determination that such services qualify as permitted non-audit services and an explanation as to why the provision of such services would not impair the independence of our independent registered public accounting firm are also required. Any engagement letter relating to a proposal must be presented to the Audit Committee for review and approval, and the Chairman of the Audit Committee may sign, or authorize an officer to sign, such engagement letter.

All services provided by Deloitte & Touche LLP in 2018 and 2017 were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting and actually voting on this proposal is required for the approval of this proposal.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

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Proposal 3 — Advisory Vote to Approve Named Executive Officer Compensation

As required pursuant to Section 14A of the Exchange Act, stockholders are asked to cast an advisory vote on the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative disclosures contained in this Proxy Statement. This advisory vote is commonly known as a “say-on-pay” vote.

As described in the Compensation Discussion and Analysis, our executive compensation programs are performance-based programs with a significant portion of each Named Executive Officer’s overall compensation opportunity linked to our annual and long-term financial performance and our long-term relative total shareholder return. The Compensation Committee sets challenging thresholds and target performance levels for each of the metrics in our incentive compensation plans to ensure that the amounts earned are based upon outstanding performance as measured against pre-established financial, operational and strategic objectives.

We value the feedback from our stockholders regarding our executive compensation programs. In addition to our discussions with stockholders throughout the year, in 2018 we proactively reached out to stockholders representing approximately 85% of our outstanding shares in order to seek feedback on our executive compensation programs. We engaged in discussions with stockholders representing approximately 78% of outstanding shares. The feedback from our stockholders, and our resulting actions, are described in the Compensation Discussion and Analysis.

We urge our stockholders to read the Compensation Discussion and Analysis, the accompanying compensation tables and other related tables and narrative disclosures, which describe in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives.

Stockholders are being asked to approve the following resolution at the Annual Meeting:

RESOLVED, that our stockholders approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative disclosures.

Advisory Vote

As this is an advisory vote, the outcome of the vote is not binding on ACI or the Board. However, we value the opinions expressed by our stockholders and the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions. Currently, advisory say-on-pay votes are scheduled to be held once every year. It is anticipated that our next say-on-pay vote will occur at our 2020 Annual Meeting of Stockholders.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting and actually voting on this proposal is required for the approval of this proposal.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

2019 PROXY STATEMENT  25

Information Regarding Security Ownership

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2019 by (i) each of our directors, (ii) each of our Named Executive Officers (as defined in the “Compensation Discussion and Analysis” below), (iii) all of our executive officers and directors as a group, and (iv) each person known by us to beneficially own, as of December 31, 2018, more than 5% of the outstanding shares of our common stock. The percentages in these tables are based on 116,528,380 outstanding shares of common stock as of March 31, 2019. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and/or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person and shares underlying options held by that person that will be exercisable within 60 days of March 31, 2019 are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The following table does not include shares underlying rTSR Performance Share Awards (as defined below) that are subject to vesting to the extent that performance objectives are achieved. There are no RSUs that will vest within 60 days of March 31, 2019. No family relationships exist among our directors and executive officers.

Beneficial Owner(1)	Number of Shares Directly Owned	Number of Shares Subject to Currently Exercisable Options or Which May be Acquired Within 60 Days(2)	Total Shares Beneficially Owned	Percent
5% Stockholders:
Waddell & Reed Financial, Inc.(3) 6300 Lamar Avenue, Oakland Park, KS 66202	11,782,555	-	11,782,555	10.11%
BlackRock, Inc.(4) 55 East 52nd Street, New York, NY 10055	13,835,712	-	13,835,712	11.87%
The Vanguard Group, Inc.(5) 100 Vanguard Blvd, Malvern, PA 19355	10,476,958	-	10,476,958	9.99%
Brown Capital Management, LLC(6) 1201 N. Calvert Street, Baltimore, Maryland 21202	5,910,257	-	5,910,257	5.07%
Named Executive Officers and Directors:
Philip G. Heasley	1,296,890	907,171	2,204,061	1.89%
Scott W. Behrens	214,703	442,613	657,316	*
Craig S. Saks	27,847	187,569	215,416	*
Daniel Frate	154,941	223,593	378,534	*
Carolyn Homberger	32,390	244,820	277,210	*
Craig A. Maki	313,674	293,619	607,293	*
Dennis P. Byrnes	289,230	393,545	682,775	*
Janet O. Estep	29,163	-	29,163	*
James C. Hale, III	31,681	-	31,681	*

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Beneficial Owner(1)	Number of Shares Directly Owned	Number of Shares Subject to Currently Exercisable Options or Which May be Acquired Within 60 Days(2)	Total Shares Beneficially Owned	Percent
Pamela H. Patsley	-	-	-	*
Charles E. Peters, Jr.	33,357	-	33,357	*
David A. Poe	46,896	-	46,896	*
Adalio T. Sanchez	32,177	-	32,177	*
Thomas W. Warsop	33,857	-	33,857	*
All Directors, Nominees and Executive Officers as a group (16 persons)	2,536,806	2,692,930	5,229,736	4.49%

*	Less than 1% of the outstanding shares of our common stock.
(1)	The address for all of our directors, director nominees and executive officers is the address of ACI’s principal executive offices located at 3520 Kraft Rd, Suite 300, Naples, Florida 34105.
(2)	Includes shares issuable upon exercise of vested stock options as of 60 days following March 31, 2019 (May 30, 2019).
(3)

Represents shares beneficially owned by Waddell & Reed Financial, Inc., or Waddell, based on a Schedule 13G filed with the SEC on February 14, 2019, which contained information as of December 31, 2018. According to the Schedule 13G, Waddell has sole voting power with respect to 11,782,555 shares, and the shares are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company, or IICO, which is an investment advisory subsidiary of Waddell. The investment advisory contracts grant IICO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner.

(4)

Represents shares beneficially owned by BlackRock, Inc., or BlackRock, based on a Schedule 13G filed with the SEC on January 24, 2019, which contained information as of December 31, 2018. According to the Schedule 13G, BlackRock has sole voting power over 13,547,515 shares and has sole dispositive power over 13,835,712 shares.

(5)

Represents shares beneficially owned by The Vanguard Group, Inc., or Vanguard, based on a Schedule 13G filed with the SEC on February 11, 2019, which contained information as of December 31, 2018. According to the Schedule 13G, Vanguard has sole voting power with respect to 230,541 shares, shared voting power with respect to 14,696 shares and sole dispositive power with respect to 24,215 shares.

(6)

Represents shares beneficially owned by Brown Capital Management, LLC, or Brown, based on a Schedule 13G filed with the SEC on February 14, 2019, which contained information as of December 31, 2018. According to the Schedule 13G, Brown has sole voting power with respect to 1,623,437 shares and has sole dispositive power with respect to 5,910,257 shares. The Schedule 13G also provides that all of the shares are owned by various investment advisory clients of Brown and no individual client holds more than five percent of the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the rules of the SEC require our directors, certain officers and beneficial owners of more than 10% of our outstanding common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. ACI employees generally prepare these reports on behalf of our executive officers and directors on the basis of information obtained from them, and we review the forms submitted to us by beneficial owners of more than 10% of our common stock. Based on such information, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by our directors, officers and beneficial owners of more than 10% of the common stock during or with respect to 2018 were filed on time.

2019 PROXY STATEMENT  27

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2018, certain information related to our compensation plans under which shares of our common stock are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Colum (a)) (c)
Equity compensation plans approved by security holders	6,988,852	(1)	$17.76	(2)	7,994,821	(3)
Equity compensation plans not approved by security holders	-		-		0
Total	6,988,852	(1)	$17.76	(2)	7,994,821	(3)

(1)

This number reflects shares reserved for issuance in connection with outstanding options, restricted share units and performance share awards under our 2005 and 2016 Equity and Performance Incentive Plans outstanding as of December 31, 2018 based on the targeted award amounts.

(2)

Represents the weighted average exercise price of options outstanding under the 2006 and 2016 Equity and Performance Incentive Plans. The weighted average exercise price does not take restricted share units and performance share awards into account.

(3)

Of these shares, 2,815,119 remain available for future issuance under our 2017 Employee Stock Purchase Plan and 5,179,705 remain available for future issuance under our 2016 Equity and Performance Incentive Plan. All of these shares are available for issuance other than upon the exercise of options, warrants or rights.

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation program for our Principal Executive Officer, our Principal Financial Officer, the next three most highly-compensated executive officers who were serving in such capacity as of December 31, 2018, and two persons that were executive officers during 2018 (our “Named Executive Officers”), who were:

•	Philip G. Heasley, our President and Chief Executive Officer (our “CEO”);

•	Scott W. Behrens, our Senior Executive Vice President and Chief Financial Officer (our “CFO”);

•	Craig S. Saks, our Senior Executive Vice President and Chief Operating Officer (our “COO”);

•	Daniel J. Frate, our Senior Executive Vice President and Group President, ACI On-Demand P&L (our “Group President”);

•	Carolyn B. Homberger, our Senior Executive Vice President and Group President, ACI Global Sales (also, our “Group President”);

•	Craig A. Maki, our Executive Vice President and Treasurer and Chief Development Officer (our “Treasurer”); and

•	Dennis P. Byrnes, our Executive Vice President and General Counsel (our “General Counsel”).

Note that in February 2018, the Board of Directors determined that Mr. Frate and Ms. Homberger were no longer executive officers of the Company. As former executive officers, their compensation is being disclosed in the table pursuant to Item 402(a)(3)(iv) of Regulation S-K.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2018. It also provides an overview of our executive compensation philosophy, core principles and objectives. Finally, it analyzes how and why the Compensation Committee arrived at the specific compensation decisions for our executive officers, including the Named Executive Officers, for 2018, including the key factors that the Compensation Committee considered in determining their compensation.

Executive Summary

In 2018, in order to continue our ongoing outreach to our stockholders, we reached out to stockholders representing over 85% of our outstanding shares. In 2019, we have continued with our outreach to our stockholders.

ACI’s performance in 2018 was highlighted by growth in full year new and total bookings along with improved cash flows from operations over 2017.

Financial Results

• Full year new bookings up 22% over 2017

• Full year total bookings up 15% over 2017

• Cash flows from operations up 26% over 2017

• Adjusted EBITDA was $261.0 million as compared to $261.9 million in 2017

2018 compensation highlights for our Named Executive Officers are as follows:

2018 Base Salary

• Mr. Heasley, our CEO, did not receive a base salary increase in 2018. His base salary has not been increased since 2016.

• The base salaries for Mr. Saks, our COO, Mr. Behrens, our CFO, Mr. Byrnes, our General Counsel, Mr. Frate, our Group President and Ms. Homberger, our Group President were not changed from 2017. Mr. Maki, our Treasurer, received a 3% base salary increase.

2019 PROXY STATEMENT  29

2018 Management Incentive Compensation (“MIC”)

• Actual payout to our CEO was approximately 48% of target and our payouts to our other Named Executive Officers ranged from approximately 60% to 71% of their respective on target amount depending on their business unit performance and individual performance.

2018 Long Term Incentive Plan (“LTIP’)

• Our CEO received long-term equity awards with (i) 75% of the target total grant value allocated to performance shares based on relative total shareholder return (“rTSR Performance Share Awards”), which vest, if at all, based on ACI’s total stockholder return for a three-year performance period versus the S&P MidCap 400 Index, and (ii) the remaining 25% of the target total grant value allocated to stock options that vest ratably over a three-year period.

• Our Named Executive Officers, other than our CEO, received long-term equity awards with (i) one-half of the target total grant value allocated to rTSR Performance Share Awards, and (ii) the other half allocated to restricted share units (“RSUs”) that vest ratably over a three-year period.

• The aggregate grant date value of the 2018 LTIP awards for our CEO was approximately $4,800,000 and the remainder of our Named Executive Officers’ aggregate grant date value ranged from $750,000 to $1,500,000.

Stockholder Input on Executive Compensation Program

2018 Say-on-Pay Vote

At our 2018 annual meeting, our stockholders approved our executive compensation with approximately 97.9% of the votes cast in favor of the proposal, which was significantly higher than the 62% of the votes cast in favor in 2017. Based on the high level of approval, the Compensation Committee determined that the changes made to the executive compensation program after the stockholder outreach in 2018 were appropriate and would be continued into 2019.

Stockholder Engagement and Feedback

We carefully consider feedback from our stockholders regarding our executive compensation program through our annual say-on-pay vote, as well as through our communications with stockholders throughout the year. Our stockholders are invited to express their views to the Compensation Committee as described under “Stockholder Communications with our Board” below.

In the first quarter of 2019 we again reached out to approximately 35 of our top 40 outside stockholders representing over 80% of our outstanding shares. This was part of our continuing outreach to discuss our executive compensation practices and any other items of interest to them. The feedback from our 2019 outreach was generally positive and we do not believe that the stockholders had significant concerns with the current executive compensation program.

Previously, in late 2017 and early 2018, we also engaged in a significant stockholder outreach when we reached out to stockholders representing over 85% of our outstanding shares at the time. We spoke with stockholders representing 78% of our outstanding shares at the time.

The meetings were generally telephonic and included some combination of our CEO, Compensation Committee Chairman, Chief Human Resources Officer and Vice President of Investor Relations. The purpose of the meetings was to discuss our executive compensation programs and elicit each stockholder’s feedback as to what we are doing well and suggestions to what we can improve.

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Common themes from our discussions included aligning compensation with performance metrics, simplifying compensation programs, the use of supplementary and retention grants and overall stockholder engagement. Specifically, the feedback from our stockholders and the actions we have taken in response are summarized below:

What Stockholders Told Us	Action ACI Has Taken

• 2015 Retention Awards

Some stockholders did not fully understand the purpose of special retention awards made in 2015 (“2015 Retention Awards”), and the business necessity in retaining and motivating our key talent.

• The 2015 Retention Awards were granted to address the non-vesting of the performance shares under our 2013 and 2014 LTIP as a means of retaining and motivating key talent.

• Management launched an aggressive stockholder engagement campaign in late 2017 and provided detailed explanation of the 2015 Retention Awards, which were necessary due to a faster than expected shift in customer purchases from our licensed on-premise solutions to our cloud or platform-based solutions and the impact this had on the timing of forecasted revenue and operating income. This caused the financial performance metrics of the 2013 and 2014 performance shares to fall short of threshold values and resulted in the forfeiture of those long-term incentive awards.

• Pay-for-Performance and Stockholder Alignment Provide clear alignment between pay and performance and emphasize alignment with stockholders for long-term incentive design.

• 2018 LTIP Design: We have revised the performance-based equity awards to be based only on relative total shareholder return in comparison to the S&P MidCap 400 index, of which we are a constituent.

• In addition, we have increased the performance criteria for target payout from the 50th percentile of the index to the 55th percentile so that it takes above median returns to earn the target payout. We believe this more strongly supports our stockholders’ favorable view of the use of relative total shareholder return performance awards and strengthens the pay-for-performance aspect of our long-term incentive program.

• We also cap the payout to target if our total shareholder return is negative, so that our executives cannot receive above-target payouts when the stock has not appreciated.

• Eliminate Overlapping Goals Between Short-and Long-term incentives

Stockholders noted that using similar goals for our one-year MIC plan and our long-term equity plans compounded the effect of shifting business conditions, altering the timing of the achievement of key financial metrics as occurred with the performance shares under the 2013 and 2014 LTIP.

• As noted above, the 2018 LTIP was redesigned to focus on relative total shareholder return rather than financial goals, which eliminated any overlap. The elimination of the longer term financial goals also allowed us to avoid the uncertainty in forecasting the transition in customer purchases from our licensed on-premise solutions to our cloud or platform-based solutions.

• Understand the importance of periodic communication with stockholders	• ACI will continue to have regular communications with stockholders to gain insight on how our executive compensation programs drive pay-for-performance and stockholder friendly practices.

Frequency of Say-on-Pay Vote

We are required to conduct a non-binding stockholder advisory vote on the frequency of future say-on-pay votes every six years. At our 2017 Annual Meeting of Stockholders, our stockholders cast the highest number of votes for future say-on-pay

2019 PROXY STATEMENT  31

votes to be held on an annual basis. In light of this result and other factors considered, our Board has determined that until the next required vote on the frequency of future say-on-pay votes, to be conducted at our 2023 Annual Meeting of Stockholders, we will hold annual say-on-pay votes.

Pay-for-Performance Alignment

Underlying our executive compensation program is a strong belief in promoting a pay-for-performance culture. As a result, the Compensation Committee designs the target total direct compensation of our executive officers, including our Named Executive Officers, so that a significant portion of each executive officer’s overall compensation opportunity is linked to our annual financial performance and our long-term relative total shareholder return. In addition, the Compensation Committee seeks to set challenging thresholds and target performance levels for each of the metrics used in our incentive compensation plans to ensure that the amounts earned are based upon outstanding performance as measured against pre-established financial, operational and strategic objectives.

At-Risk Incentives Align Executive Officer and Stockholder Interests

The pay mix of the target total direct compensation for our CEO and our other Named Executive Officers for 2018 reflects this pay-for-performance design:

Strong Correlation between Executive Officer Compensation and Our Performance

In addition, the Compensation Committee endeavors to align the compensation of our executive officers with stockholder value creation. As noted above, for 2018, 89% of our CEO’s target total direct compensation was performance-based (when categorizing stock options as performance-based, which aligns with how our Compensation Committee views them). The following chart compares both our CEO’s compensation as reported in the Summary Compensation Table and our CEO’s actual realized total direct compensation for each of the past five years against our total shareholder return for the same period. We believe this chart demonstrates our strong pay-for-performance alignment. Over the past three years, where our total shareholder return has been relatively flat, our CEO’s actual realized compensation has been substantially less than the compensation reported in the Summary Compensation Table, due to the value of his long-term incentives, including his options, not delivering as much value as the reported grant date value of these awards.

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5-Year CEO Compensation vs. Cumulative Annual Total Shareholder Return

(TSR)

Note that in 2014, our CEO recommended to the Compensation Committee that he receive no payments under the 2014 MIC plan and the Compensation Committee exercised its discretion accordingly. His equity grants were deferred until 2015.

CEO Compensation Actually Paid consists of (i) the CEO’s base salary paid for the year; (ii) the actual amount of any bonus paid; (iii) the fair market value of all performance share awards on the vesting date; and (iv) the Black Scholes value of all stock options on their vesting date using the stock price on the vesting data and an expected remaining term equal to half of the maximum contractual term minus the years since grant.

Executive Compensation-Related Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. The following summarizes our executive compensation and related governance policies and practices:

What We Do
• Use a Pay-for-Performance Philosophy	Most of our executive officers’ compensation is directly linked to corporate performance; we also structure their target total direct compensation with a significant long-term equity component, thereby making a substantial portion of each executive officer’s target total direct compensation dependent upon our stock price and/or total shareholder return.
• Compensation At-Risk	Our executive compensation program is designed so that a significant portion of our executive officers’ compensation is “at-risk” based on corporate performance, as well as equity-based, to align the interests of our executive officers and stockholders.
• Performance-Based Equity Awards	Our CEO and our other executive officers received performance-based equity awards, which, in 2018, consisted of performance share awards and, for our CEO, stock options. 75% of our CEO’s and on average 31% of our other Named Executive Officers’ target total direct compensation consists of these performance-based equity awards.
• “Double-Trigger” Change in Control Arrangements	In 2016, we revised our change in control compensation arrangements to include a “double-trigger” provision that required both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid. Except for certain legacy stock option awards with market price conditions, all past equity awards, and it is our expectation that all future equity awards will, have a “double-trigger” provision.

2019 PROXY STATEMENT  33

What We Do
• Maintain an Independent Compensation Committee	The Compensation Committee consists solely of independent directors.
• Compensation Recovery (“Clawback”) Policy	We have adopted a policy providing for the recovery of annual cash incentive compensation and any equity awards from our CEO and other executive officers (including our other Named Executive Officers) if (i) we restate our financial statements due to a material noncompliance with federal securities laws due in whole or in part to an employee, or (ii) it is determined that an employee has engaged in misconduct in the course of his or her employment.
• Stock Ownership Guidelines	We maintain stock ownership guidelines for our CEO, our other executive officers and the non-employee members of our Board.
• Conduct an Annual Stockholder Advisory Vote on Named Executive Officer Compensation	We conduct an annual stockholder advisory vote on the compensation of our Named Executive Officers.
• Retain an Independent Compensation Advisor	The Compensation Committee has engaged its own independent compensation advisor to provide information, analysis and other advice on executive compensation independent of management.
• Annual Executive Compensation Review	The Compensation Committee conducts an annual review of our compensation strategy, including a review of our compensation peer group used for comparative purposes.
• Annual Compensation-Related Risk Assessment	The Compensation Committee regularly reviews our compensation-related risk profile.
• Succession Planning	We have robust succession planning and executive assessment processes to ensure succession plans are in place.
• Balanced Time Horizon for Incentive Compensation	We have a balance of time horizons for our incentive awards, including an annual cash incentive compensation plan, three-year vesting or performance periods for our LTIP performance share awards, stock options and RSU awards; and a five-year performance period for our supplemental LTIP performance share awards.

What We Don’t Do
• No Special Retirement Plans	We do not currently offer pension arrangements or retirement plans to our executive officers other than the Section 401(k) retirement plan that is available to all U.S. employees, although we do provide our executives with the ability to defer a portion of their compensation to be paid at the end of their service with us.
• No Guaranteed Bonuses	We do not provide guaranteed bonuses to our executive officers.
• No Stock Option Re-Pricing	Our equity compensation plan does not permit stock options or stock appreciation rights to be repriced to a lower exercise or strike price without the approval of our stockholders.
• No “Single Trigger” Change in Control Arrangements	We do not provide cash severance solely upon a change in control of the Company. We changed our change in control agreements in 2016 to prohibit single trigger vesting acceleration for our equity awards. All equity awards, except certain legacy stock option awards with a market price condition, are subject to double trigger vesting acceleration.
• No Perquisites or Other Personal Benefits	We do not provide our executive officers with any perquisites or other personal benefits that are not available to our employees generally.
• No Tax Payments on Perquisites	We do not provide any tax reimbursement payments (including “gross- ups”) on any perquisites or other personal benefits, other than standard relocation benefits.

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What We Don’t Do
• No Excise Tax Payments on Future Post-Employment Compensation Arrangements	We do not provide any excise tax reimbursement payments (including “gross-ups”) with respect to payments or benefits contingent upon a change in control of the Company. We amended all agreements to remove these provisions in 2016.
• No Hedging	We prohibit our employees, including our executive officers, and the non-employee members of our Board from engaging in short sales and certain derivative transactions relating to our securities.
• No Special Welfare or Health Benefits	We do not provide our executive officers with any welfare or health benefit programs, other than participation on the same basis as all of our full-time employees in the employee programs that are standard in our industry sector.
• No Dividends or Dividend Equivalents Payable on Unvested Equity Awards	We do not pay dividends or dividend equivalents on unvested equity awards.
• No Pledging	Current awards granted under our equity plans provide that they may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the grantee until they become vested.
• Limited Contractual Vesting Acceleration	We have no contractual acceleration of vesting for any outstanding equity, except for these limited, common exceptions: death or long-term disability (or, in some cases, termination without cause) of the recipient, or pursuant to change in control benefits.

Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	Provide compensation and benefit levels that will attract, retain, motivate and reward a highly-talented management team within the context of responsible cost management;

•	Establish a direct link between our financial and operational results and achievement of strategic objectives and the compensation of our executive officers; and

•

Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

Compensation Design

Our executive compensation consists of three principal elements: base salary, an annual incentive compensation opportunity under the MIC plan and LTIP in the form of equity awards that include service-based RSUs, stock options and performance shares based on relative total shareholder return. In alignment with our pay-for-performance philosophy, a significant portion of our executive officers’ target total direct compensation is “at-risk” and variable in the amount ultimately paid.

We believe that linking a significant portion of our executive officers’ target total direct compensation to challenging performance objectives creates strong incentives for them to achieve our short-term profitability and growth objectives as well as to create sustainable long-term value for our stockholders. We believe that this approach also assists us in attracting talented individuals who are committed to achieving challenging goals with the opportunity to earn superior compensation if they and the Company demonstrate superior results.

Compensation-Setting Process

Role of Compensation Committee

The Compensation Committee discharges the responsibilities of our Board relating to the compensation of our executive officers with input from all our independent directors.

2019 PROXY STATEMENT  35

The Compensation Committee is responsible for:

•	Overseeing our compensation and benefit plans, policies and programs generally;

•	Reviewing and approving the compensation of our CEO;

•	Reviewing and approving all compensation for our executive officers, including our Named Executive Officers;

•	Overseeing and administering our cash-based and equity-based compensation plans;

•	Reviewing and overseeing our leadership development and succession plans;

•	Reviewing and approving our post-employment compensation arrangements; and

•	Reviewing and approving this Compensation Discussion and Analysis.

The Compensation Committee is also responsible for the periodic review and evaluation of (i) the design and administration of our annual and long-term incentive compensation plans to ensure that they are structured and administered in a manner consistent with our goals and objectives, (ii) our policies and practices relating to the grant of equity awards, (iii) our employee benefits plans and arrangements and (iv), if applicable, our perquisite programs.

The Compensation Committee’s practice of developing and maintaining compensation arrangements that are competitive includes a balance between hiring and retaining the best possible talent and maintaining a reasonable and responsible cost structure. We compete for talent in a highly-competitive environment, and our future success and our ability to remain competitive are dependent on our continuing efforts to attract, retain and motivate highly-qualified executives in this environment.

Role of Our CEO and Management Team

In discharging its responsibilities, the Compensation Committee works with members of our management team, including our CEO. Our management team assists the Compensation Committee by providing information on corporate and individual performance as well as our CEO’s perspective and recommendations on compensation matters. In addition, our management team recommends to the Compensation Committee the performance measures and related target levels for the MIC (which are typically based on our annual operating plan). The management team also recommends the forms of equity awards for our long-term incentive compensation program (which are typically tied to our five-year strategic plan).

The Compensation Committee solicits our CEO’s recommendations with respect to the compensation arrangements for our executive officers, including our Named Executive Officers (other than himself), including adjustments to base salary and target annual incentive compensation opportunities, long-term incentive compensation opportunities in the form of equity awards and other compensation-related matters (such as discretionary cash bonuses and supplemental equity awards). In addition, our CEO annually evaluates the performance of each executive officer (other than himself) and provides the results of these evaluations to the Compensation Committee.

The Compensation Committee reviews and discusses the CEO’s recommendations and uses them as one factor in approving the compensation for our executive officers, including our Named Executive Officers. Our CEO is not present for any Compensation Committee discussions, and does not make any recommendations, regarding his own compensation.

Compensation Review Cycle

The Compensation Committee conducts an annual review of our executive compensation program, as well as a review of the compensation arrangements for each of our executive officers, including each of our Named Executive Officers, during the fourth quarter of the previous year and the first quarter of each year. During this review, the Compensation Committee evaluates each executive officer’s base salary level, target annual incentive compensation opportunity, target total cash compensation opportunity, long-term incentive compensation opportunity, target total direct compensation and any other compensation-related items. Generally, compensation adjustments are effective at the beginning of the year. Each fiscal quarter, the Compensation Committee tracks our financial and operational performance and the corresponding projected payments under the MIC and the then-current performance of the equity awards previously granted to our CEO and our other executive officers.

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Factors Considered in Compensation Deliberations

The Compensation Committee does not use a single method or measure in setting or approving the target total direct compensation opportunities or each individual compensation element for our executive officers, nor is the weighting of any one factor on the determination of pay components and levels quantifiable in comparison to the other factors. The factors below, which the Compensation Committee considers when selecting and setting the amount of each compensation element for our executive officers, including our CEO and our Named Executive Officers, provide a framework for its compensation decision-making:

•	Our executive compensation program objectives;

•	Our performance against the financial and operational goals and objectives established by the Compensation Committee and our Board;

•	Each individual executive officer’s qualifications, knowledge, skills, experience and tenure relative to other similarly-situated executives at the companies in our compensation peer group;

•	The scope of each executive officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group;

•

The prior performance of each individual executive officer, based on an assessment of his or her contributions to our overall performance and ability to lead his or her business unit or function and work as part of a team;

•	The potential of each executive officer to contribute to our long-term financial, operational and strategic objectives;

•	The CEO’s compensation relative to that of our executive officers, and compensation parity among our executive officers;

•	Our financial performance relative to our peers;

•

The compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data;

•

In the case of long-term incentive compensation, the value of any outstanding vested and unvested equity awards held by each of our executive officers, including the equity awards and other long-term compensation opportunities granted to each executive officer in prior years; and

•	The recommendations provided by our CEO regarding the compensation of our executive officers, as described above.

These factors provide the framework for decision-making by the Compensation Committee with respect to the compensation of each of our executive officers.

Role of Compensation Consultant

As permitted under its charter, the Compensation Committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. It directly engages the compensation consultant, which serves at the discretion of the Compensation Committee and which reviews the terms of the engagement annually.

In August 2017, the Compensation Committee retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation consultant. The Compensation Committee conducted a thorough review of proposals submitted by nationally recognized compensation consultants and through this process selected Compensia to be the consultant. The compensation consultant reported directly, and was directly accountable, to the Compensation Committee, and the Compensation Committee retained the sole authority to retain, terminate and obtain the advice of its compensation consultant at our expense.

The Compensation Committee selected Compensia as its compensation consultant because of the firm’s expertise and reputation and the fact Compensia provided no services to us at the time of selection, had no ties to our management team that could jeopardize their independent status and had strong internal governance policies that help ensure that they would maintain their independence.

2019 PROXY STATEMENT  37

During 2018, the compensation consultant regularly attended the meetings of the Compensation Committee (both with and without management present) during the period of its engagement and provided the following services:

•	Consulting with the Compensation Committee chair and other members between Compensation Committee meetings;

•

Reviewing and updating the compensation peer group used to assess the positioning and competitiveness of our executive and non-employee director compensation programs (non-employee director compensation recommendations are made to the Corporate Governance Committee);

•

Providing competitive market data based on the compensation peer group for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

•

Reviewing and analyzing the base salary levels, target annual incentive compensation opportunities, target total cash compensation opportunities, long-term incentive compensation opportunities and target total direct compensation of our executive officers;

•

Developing compensation summaries, commonly known as “tally sheets,” which the Compensation Committee uses to ensure that it has a comprehensive view of our executive officers’ total compensation arrangements, including cash compensation (both fixed and variable), long-term incentive compensation (including past equity awards and the current and projected values of these awards) and post-employment compensation obligations (including in the event of a change in control of the Company);

•	Assessing executive compensation trends within our industry, and updating the Compensation Committee on corporate governance and regulatory issues and developments;

•	Reviewing market equity compensation practices, including burn rate and overhang;

•

Providing competitive market data based on the compensation peer group regarding the compensation of the non-employee members of our Board, which the Compensation Committee and the Corporate Governance Committee reviews on a biennial basis, and evaluating how the compensation we pay to these individuals compares to how the companies in the compensation peer group compensate the members of their board of directors;

•	Assisting in the drafting of the Compensation Discussion and Analysis; and

•

Assessing compensation-related risk to determine whether our compensation policies and practices are reasonably likely to have a material adverse impact on us. See above for a more complete discussion of the compensation risk assessment.

In 2018, Compensia did not provide any services to us except those listed above. The Compensation Committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation matters. With respect to the period 2018, the Compensation Committee considered the six specific independence factors adopted by the SEC and The NASDAQ Stock Market and determined that Compensia was independent and that their work did not raise any conflicts of interest. The Compensation Committee will continue to monitor the independence of its compensation consultant on an annual basis.

Market Data

Each year, the Compensation Committee identifies a group of peer companies for purposes of comparing and analyzing our executive compensation levels, policies and practices against the competitive market. The companies in this compensation peer group for 2018 were selected in the summer of 2017 based on their similarity to us, as determined using the following criteria:

•	Companies in the software or information technology services industries of an appropriately similar size, based on revenue and market capitalization;

•	Companies with a similar focus in terms of products or customers that would likely compete against us for financial capital and employees;

•	Companies of similar revenue size and market capitalization; and

•	Companies headquartered in the U.S. with status as an independent publicly traded entity.

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After consultation with its compensation consultant, the Compensation Committee approved the following compensation peer group for use with respect to 2018 executive compensation decisions:

Blackbaud, Inc.	Pegasystems, Inc.

Cadence Design Systems, Inc.	PTC, Inc.

CommVault Systems, Inc.	RealPage, Inc.

CSG Systems International, Inc.	Splunk, Inc.

Fair Isaac Corporation	Square, Inc.

FireEye, Inc.	SS&C Technologies Holdings, Inc

Fortinet, Inc.	Tyler Technologies, Inc.

Nuance Communications, Inc.	Ultimate Software Group, Inc

Verint Systems, Inc

In comparison to the last year’s peer group, we removed six companies. DH Corporation and VeriFone Systems, Inc. were removed due to acquisition. Bottomline Technologies (de), Inc., Euronet Worldwide, Jack Henry & Associates and Total System Services were removed due to differences in their respective business models as compared to our business model, as these companies are focused on payment processing and the Compensation Committee desired for the peer group to reflect a software industry focus. Seven software companies (FireEye, Fortinet, Nuance Communications, Splunk, Square, Tyler Technologies and Ultimate Software Group) were added that are similar to us in revenue and market cap size.

To analyze the compensation practices of the companies in our compensation peer group, the compensation consultant gathered data from public filings (primarily proxy statements) and from a custom cut of companies that participate in the Radford High-Technology Executive Survey database. This market data was then used as a reference by the Compensation Committee to assess our current compensation levels during its deliberations on compensation forms and amounts.

The Compensation Committee reviews our compensation peer group at least annually and adjusts its composition, considering changes in both our business and the businesses of the companies in the peer group.

Compensation Elements

Our executive compensation program is comprised of the elements set forth in the following table, each of which is described in more detail below. Although the focus of this Compensation Discussion and Analysis is on the compensation of our Named Executive Officers, our 2018 executive compensation program for all our executive officers, including those who are not Named Executive Officers, was comprised of these same elements, and the compensation-setting process described above applies similarly with respect to the compensation of all our executive officers. The Compensation Committee considers the factors described under “Compensation-Setting Process – Factors Considered in Compensation Deliberations” above to determine the form and amount of each element of compensation similarly for our CEO and our other executive officers, including our other Named Executive Officers.

2019 PROXY STATEMENT  39

The following table sets forth each individual compensation element, including each element’s principal purpose, its link to our compensation philosophy and, where the element is performance-based, the specific associated performance metrics.

Compensation Element	Description	Element Objectives

Base Salary	• Ongoing cash compensation based on executive officer’s role, responsibilities, competitive market positioning and individual performance	• Attract and retain key managerial talent • Drive top-tier performance through individual contributions

Annual Cash Incentive Awards (“MIC”)

• Annual cash incentive with target award amounts for each executive officer; actual cash awards may be higher or lower than target, based on business and individual performance

• Provided under our Executive Management Incentive Compensation Plan

• Attract and retain key managerial talent • Encourage and reward achievement of annual performance objectives • Drive top-tier performance through individual contributions

Long-Term Incentive Compensation

• Long-term equity incentives granted in the form of options to purchase shares of our common stock, service-vesting RSUs and performance share awards; actual performance share awards earned may be higher or lower than target, based on relative total shareholder return in comparison to an index

• Attract and retain key managerial talent

• Drive top-tier performance through long- term individual contributions and focus on sustained success

• Enhance stock ownership/align with stockholders’ interests

Health, Welfare and Other Benefits

• Provides broad-based market competitive employee benefits consistent with the benefits available to our employees generally, including our employee stock purchase plan, Section 401(k) retirement plan, life, health and dental insurance and short-term and long-term disability plans

• Attract and retain key managerial talent

• Promote health and well-being of executive officers

• Provide death benefits to executive officer beneficiaries

• Provide opportunity for future financial security

Non-Qualified Deferred Compensation	• Enables deferral of base salary and/or annual cash incentive awards on a tax- efficient basis to meet future financial goals	• Attract and retain key managerial talent • Provide opportunity for future financial security

Change in Control Benefits	• Provides for payments and benefits in the event of a change in control of the Company	• Retain key managerial talent • Focus on delivering top-tier stockholder value in periods of uncertainty • Support effective transition

Base Salary

Base salary represents the fixed portion of the target total direct compensation of our executive officers, including our Named Executive Officers, and is intended to attract and retain highly talented individuals.

Each executive officer’s base salary, except our CEO’s, is based on the recommendation of our CEO to the Compensation Committee. These recommendations consider competitive market data assessments prepared by our independent compensation consultant, the Company’s operating budget, a desire to phase in compensation changes over more than one fiscal year, relative levels of cash incentive and long-term equity compensation, the performance of a particular executive officer’s business unit in relation to established strategic plans, long-term potential of the executive officer to contribute to our financial position, retention concerns, if any, and the assessment of the executive’s performance in the executive’s annual performance appraisal. The Compensation Committee, in consultation with its compensation consultant, reviews the base salaries of our executive officers, including our Named Executive Officers (other than our CEO) annually based on the CEO’s

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recommendation and considering these factors as well as those described under “Compensation-Setting Process – Factors Considered in Compensation Deliberations” above. Following this review, the Compensation Committee adjusts the base salaries of our executive officers as it determines to be necessary or appropriate.

Our CEO’s compensation, including his base salary, and the other terms of his employment are set forth in his employment agreement (the specific terms and conditions of which are discussed in more detail in the section entitled “CEO Employment Agreement” below). The Compensation Committee reviews our CEO’s compensation, including his base salary, and the terms and conditions of his employment agreement on an annual basis in connection with the review of the compensation of our other executive officers. As part of this review, the Compensation Committee considers our overall financial performance, our progress on our operational and strategic objectives and the factors described under “Compensation-Setting Process – Factors Considered in Compensation Deliberations” above.

In November 2017, the Compensation Committee reviewed the base salaries of our executive officers, including our Named Executive Officers, taking into consideration the factors described above. Following this review, the Compensation Committee determined to maintain the base salary of our CEO, CFO, COO, General Counsel, Group President ACI on Demand P&L and Group President ACI Global Sales at their 2017 levels and provided a 3% increase to our Treasurer to address the competitiveness of his base salary. The base salaries of our Named Executive Officers for 2017 and 2018 were as follows:

Named Executive Officer	2017 Base Salary	2018 Base Salary	Percentage Increase
Philip G. Heasley	$720,000	$720,000	0%
Scott W. Behrens	$415,000	$415,000	0%
Craig S. Saks	$415,000	$415,000	0%
Daniel J. Frate	$415,000	$415,000	0%
Carolyn B. Homberger	$415,000	$415,000	0%
Craig A. Maki	$304,478	$313,612	3.0%
Dennis P. Byrnes	$375,000	$375,000	0%

Annual Cash Incentive Awards

Our annual cash incentive plan for our executive officers, including our Named Executive Officers, which is established each year under our MIC plan, offers them the opportunity to earn cash awards based on our corporate and their business unit and individual performance as measured over a 12-month performance period. This annual cash incentive plan is designed to encourage each individual participant’s contribution to, and to reward them for, the achievement of specific pre-established financial and operational objectives that are controlled by, or can be directly impacted by, him or her.

In February 2018, the Compensation Committee approved the 2018 MIC plan for our executive officers, including our Named Executive Officers. The 2018 MIC plan provided for a funding pool (the “Funded Incentive Pool”) based on the achievement of adjusted EBITDA. Based on individual performance, an executive officer’s payment under the 2018 MIC plan could range from 0% to 200% of his or her target annual cash incentive award opportunity (as described below), but the aggregate of all 2018 MIC plan payments could not exceed the Funded Incentive Pool for all participants.

Annual Cash Incentive Award Opportunity Targets

At the beginning of each year, our executive officers, including our Named Executive Officers, are assigned a target annual cash incentive award opportunity, the amount of which is calculated as a percentage of their annual base salary. Generally, the Compensation Committee, in consultation with its compensation consultant, reviews the target annual cash incentive award opportunities of each of our executive officers considering our CEO’s recommendations (except with respect to his own target annual cash incentive award opportunity), as well as the factors described under “Compensation-Setting Process – Factors Considered in Compensation Deliberations” above. Following this review, the Compensation Committee adjusts the target annual cash incentive award opportunities of our executive officers as it determines to be necessary or appropriate. For our CEO, the Compensation Committee reviews his target annual cash incentive at the same time as all the other terms of his employment agreement, as described above.

2019 PROXY STATEMENT  41

In November 2017, the Compensation Committee reviewed the target annual cash incentive opportunities of our executive officers, including our Named Executive Officers. Following this review, the Compensation Committee determined to maintain the target annual cash incentive award opportunity as a percent of base salary of our executive officers at their 2017 level except for Mr. Maki, whose incentive target was increased to an appropriate market level to align with the other executives with a similar level with the Company. The target annual cash incentive award opportunities of our Named Executive Officers for purposes of the 2017 MIC plan and the 2018 MIC plan were as follows:

Named Executive Officer	2017 Target Annual Cash Incentive Award Opportunity (% of base salary)	2017 Target Annual Cash Incentive Award Opportunity ($)	2018 Target Annual Cash Incentive Award Opportunity (% of base salary)	2018 Target Annual Cash Incentive Award Opportunity ($)	Percentage Increase over 2017 (calculated based on the dollar amount increase)
Philip G. Heasley	125%	$900,000	125%	$900,000	0%
Scott W. Behrens	100%	$415,000	100%	$415,000	0%
Craig S. Saks	100%	$415,000	100%	$415,000	0%
Daniel J. Frate	100%	$415,000	100%	$415,000	0%
Carolyn B. Homberger	100%	$415,000	100%	$415,000	0%
Craig A. Maki	75%	$228,359	100%	$313,612	37.3%
Dennis P. Byrnes	100%	$375,000	100%	$375,000	0%

Payments under the 2018 MIC plan could be more or less than the target annual cash incentive award opportunity (up to a maximum of 200% of the target award opportunity) depending on the Company’s and an executive officer’s actual performance for the year.

Plan Terms – Eligibility

To be eligible for any payment under the 2018 Executive MIC, an executive officer was required to:

•	Be an employee on the date of payment, except to the extent otherwise provided by us; and

•	Be an employee prior to October 1 of the applicable fiscal year. Eligibility is prorated for less than full year employment.

If an executive officer’s employment with us terminated for any reason prior to the payment date, he or she would not be eligible to receive an award, and he or she would forfeit all rights to such payment except to the extent otherwise provided by us. In addition, we reserve the right to require an executive officer to forfeit his or her right to payment or to reimburse us for any payments previously paid, along with any other action we deem necessary or appropriate, in the event it is determined that the individual participant engaged in misconduct in the course of his or her employment.

Plan Terms – Performance Metrics

For purposes of the 2018 MIC, our executive officers were eligible to earn annual cash incentive awards for the period beginning on January 1, 2018 and ending on December 31, 2018 based on our actual performance as measured in three categories:

•	Adjusted EBITDA performance;

•	Business Unit Management Business Objective (“MBO”); and

•	Individual Performance Goals.

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The adjusted EBITDA performance funds a funding pool that is then allocated among the executive officers based on their performance against their respective Business Unit MBOs and Individual Performance Goals.

Plan Terms – Adjusted EBITDA Performance

As described above, the adjusted EBITDA funding pool was the source of funding for payments under the 2018 MIC. Our performance against the following performance matrix determines the overall funding.

Corporate Performance Metric	Target Performance Level (millions)	Performance Achievement Percentage	Annual Cash Incentive Award Payment Percentage(1)
		90%	50%
adjusted EBITDA(2)	$284	100%	100%
		105%	200%

(1)	Performance between points is interpolated linearly for funding.
(2)	For purposes of the 2018 MIC plan “adjusted EBITDA” means the adjusted EBITDA for fiscal year 2018 as determined by the Company and detailed in the annual report on Form 10-K for the 2018 fiscal year.

The Compensation Committee approved this plan design because this design incents the achievement of adjusted EBITDA performance, which is a key financial measure of how we and stockholders judge our performance.

Plan Terms – Business Unit and Individual Performance

Each Named Executive Officer and other executive officers have two types of performance goals under the 2018 MIC plan. These are Business Unit MBOs and Individual Performance Goals.

Each Named Executive Officer and other executive officers are assigned to a business unit for their Business Unit MBO. The business units for 2018 were Global Sales, ACI on Demand, ACI on Premise, Product Development, Corporate Finance, Marketing, Human Resources, Administration (Legal/Procurement/Facilities), Solutions and Risk and Internal Audit. The CEO proposes Business Unit MBOs for each Named Executive Officer and each other executive officer. The Compensation Committee reviews each of these objectives. The Compensation Committee sets the MBOs for the CEO.

The Business Unit MBOs are based on financial and other quantifiable measures relevant to the executive’s responsibilities. Each Business Unit MBO has specific weighting and threshold, target and top-level performance metrics established. The performance against the Business Unit MBO may result in a funding impact ranging from 0% to 200% of the adjusted EBITDA funding result for each executive. In the event that an executive’s Business Unit MBO performance is less than 100%, their payment will be reduced based on the Business Unit MBO result. As the overall Funded Incentive Pool cannot be exceeded, any funding for achievement over 100% of the MBO is limited to unused funding from executives that did not achieve 100% Business Unit MBO Performance. Any funding for an executive for achievement over the adjusted EBITDA funding gate is distributed on a pro rata basis relative to each executive’s performance against his/her Business Unit MBO.

Each Named Executive Officer has Individual Performance Goals that further focus the executives’ performance. The CEO assesses the executives’ performance and may adjust the calculated payout between a 50% decrease to a 20% increase.

The overall payout for all participants cannot exceed the overall MIC Funded Incentive Pool generated by adjusted EBITDA performance. The overall payout for the plan for any executive cannot exceed 200% of his or her annual target incentive amount.

Annual Cash Incentive Award Decision

In February 2019, the Compensation Committee determined the amounts to be paid under the 2018 MIC. The first step in making this determination was to calculate the amount of the adjusted EBITDA Funded Incentive Pool based on our actual performance in 2018 with respect to adjusted EBITDA.

We achieved 91.9% of our adjusted EBITDA goal as a result of adjusted EBITDA achievement of $261 million for 2018. This resulted in a Funded Incentive Pool of approximately 60% of the target plan amount.

2019 PROXY STATEMENT  43

The final steps were to calculate the Business Unit MBO results and the Individual Performance Goal results, and to calculate the actual annual cash incentive award payments to be made to our executive officers, including our Named Executive Officers, utilizing the process described above.

For the CEO, his annual cash incentive payout was determined based on the 60% pool funding amount multiplied by the 80% achievement of his MBOs. There was no further adjustment applied for the CEO. For all other executives, the Business Unit MBO result was calculated against the established Business Unit MBOs. This step allows for the executive’s calculated result to impact his/her funding between 0% to 200% of the adjusted EBITDA funding. For executives whose MBO performance was less than 100%, those executives received payouts below the 60% or were capped at a 60% payout, which is equal to the pool funding amount. For all other executives whose Business Unit MBO performance was greater than 100%, the excess amounts remaining in the pool were allocated to them on a pro rata basis based on the over-performance on their Business Unit MBOs. There was no further adjustment applied for the executives based on Individual Performance Goal performance.

The actual annual cash incentive award payments earned by our Named Executive Officers under the 2018 MIC plan were as follows:

Named Executive Officer	2018 Target Annual Cash Incentive Award Opportunity ($)	Payment Percentage (%)	2018 Annual Cash Incentive Award Payment ($)
Philip G. Heasley	$900,000	48%	$431,280
Scott W. Behrens	$415,000	60%	$248,585
Craig S. Saks	$415,000	60%	$248,585
Daniel J. Frate	415,000	67%	$278,698
Carolyn B. Homberger	415,000	60%	$248,585
Craig A. Maki	$314,000	60%	$187,854
Dennis P. Byrnes	$375,000	71%	$266,943

Long-Term Incentive Compensation

Our long-term incentive program provides for the grant of equity awards to our executive officers, including our Named Executive Officers, and other key employees whose responsibilities and decisions directly impact our long-term business results. We use equity awards to both incentivize these individuals and to address special situations as they may arise from time to time, such as promotions and retention arrangements. Our equity award grant practices are designed to reflect a balance between our desire to motivate and retain executive talent, our belief in the benefits that accrue to us by aligning the interests of our management team with those of our stockholders, our need to remain competitive in recruiting and our need to effectively manage the dilution of stockholders’ interests.

Generally, we use performance share awards that may be earned through the achievement of pre-established performance objectives over a multi-year period, service vesting RSUs and options to purchase shares of our common stock as the primary equity vehicles to deliver long-term incentive compensation opportunities to our executive officers.

Our performance share awards enable our executive officers to earn shares of our common stock based on our performance over a three-year performance period. These awards provide an equity opportunity that motivates and rewards our executives for successful long-term performance. We believe our rTSR Performance Share Awards can provide strong upside potential in the event of outperformance relative to the competitive market, with the ability to earn a target award even in a down market. In addition, our rTSR Performance Share Awards provide a direct link between compensation and stockholder return, thereby motivating our executive officers to focus on and strive to achieve both our annual and long-term business objectives.

We believe that options to purchase shares of our common stock, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers because they are rewarded only to the extent that, following the date of grant, our stock price grows, which aligns with our stockholders’ interest in seeing the value of their investment grow.

We initiated grants of RSUs in 2018 to increase the long-term retention power of our equity compensation and to better align with the competitive market. Since the ultimate value of the RSUs is based on our stock price at the time the RSU vests, we believe that there is still strong alignment with stockholders’ interests while increasing our retention hold on our key executive and employee talent.

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Typically, the size and form of the equity awards for our executive officers are determined in the discretion of the Compensation Committee at a level that it believes is competitive with current market conditions and after taking into consideration an analysis of competitive market data, the recommendation of our CEO (except with respect to his own equity award), the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to that of the companies in our compensation peer group, the potential ownership dilution to our stockholders (our “overhang”) in relation to the median practice of the companies in our compensation peer group and the other factors described under “Compensation-Setting Process – Factors Considered in Compensation Deliberations” above.

In February 2018, the Compensation Committee granted long-term incentive compensation to our CEO using a combination of options to purchase shares of our common stock and rTSR Performance Share Awards that may be earned, if at all, based on the performance of the total shareholder return of our common stock relative to the S&P MidCap 400 Index, over a three-year performance period. The rTSR Performance Share Awards comprised approximately 75% of the target aggregate grant value delivered pursuant to these equity awards, while the stock options comprised 25% of the target aggregate grant value delivered. The Compensation Committee decided to continue to use a combination of performance awards (solely based on rTSR Performance Share Awards) and stock options for the CEO for 2018 to keep his equity solely performance-based.

At the same time, the Compensation Committee granted long-term incentive compensation to our executive officers, including our Named Executive Officers other than our CEO, using a combination of RSUs and rTSR Performance Share Awards. The grant was intended to be equally divided between the RSUs and rTSR Performance Share Awards based on the target aggregate grant value. The accounting valuation resulted in a slightly greater value for the rTSR Performance Share Awards than the RSU awards. The Compensation Committee decided to grant RSUs to the executive team to better align the Company’s practices with market practices and increase the retention strength of the equity program.

The equity awards and underlying number of shares of our common stock granted to our Named Executive Officers in 2018 were as follows:

Named Executive Officer	Option to Purchase Shares of Common Stock (# of shares)	Restricted Share Unit Awards (# of shares)	Relative TSR Performance Share Awards (target # of shares)	Aggregate Grant Date Fair Value
Philip G. Heasley	170,455	0	114,979	$4,799,995
Scott W. Behrens	0	32,106	23,954	$1,499,996
Craig S. Saks	0	32,106	23,954	$1,499,996
Daniel J. Frate	0	25,685	19,163	$1,199,995
Carolyn B. Homberger	0	25,685	19,163	$1,199,995
Craig A. Maki	0	16,053	11,977	$749,998
Dennis P. Byrnes	0	25,685	19,163	$1,199,995

Relative TSR Performance Share Awards

The rTSR Performance Share Awards are to be earned, if at all, over a three-year performance period ending December 31, 2020 based on the performance of the total shareholder return of our common stock relative to the S&P 400 MidCap Index, an index that tracks the investment results of similarly sized U.S. public companies and of which we are a constituent. The rTSR Performance Share Awards may be earned based on the following terms:

•	If the relative performance of our common stock does not achieve the threshold performance level, then our executive officers will not earn any shares of our common stock.

2019 PROXY STATEMENT  45

•

If the relative performance of our common stock achieves at least the threshold performance level, then our executive officers will earn the shares of our common stock based on a performance matrix that provides as follows:

Performance (Percentile Ranking)	Percent Vesting of rTSR Performance Shares
Less than 25th Percentile	0% Vesting
25th Percentile	50% Vesting
50th Percentile	95% Vesting
55th Percentile	100% Vesting (Target)
75th Percentile	200% Vesting

•

If the relative performance of our common stock falls between the specified percentage ranges in the performance matrix, the Compensation Committee will determine the award percentage earned by mathematical interpolation and rounded to the nearest whole share.

•	If the performance of our common stock is negative, the shares that may be earned is capped at 100% (Target) regardless of whether we have out-performed the Index by a greater amount.

Options to Purchase Shares of Common Stock

The options to purchase shares of our common stock granted to our CEO in 2018 have an exercise price of $23.36, the fair market value of our common stock on the date of grant. In addition, these options generally vest in three equal annual installments commencing on the first anniversary of the date of grant, subject to our CEO’s continued employment as of each vesting date.

Restricted Share Units

The RSUs granted to our executive officers generally vest in three equal annual installments commencing on the first anniversary of the date of grant, subject to our executives’ continued employment as of each vesting date.

Health and Welfare Benefit Plans

We seek to provide our executive officers, including our Named Executive Officers, with health, retirement and other benefits at a reasonable cost consistent with the health, retirement and other benefits provided at the companies with which we compete for executive talent. We maintain a tax-qualified Section 401(k) retirement plan that provides for broad-based employee participation. For 2018, we matched contributions made to the plan by our employees, including our Named Executive Officers, beginning on the first anniversary of a participant’s date of hire, up to 6% of the participant’s base salary with an annual match limit of $5,000 per participant. All employer and employee contributions are 100% vested immediately. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

We also offer substantially all our employees, including our Named Executive Officers, the opportunity to purchase shares of our common stock at a discount under our employee stock purchase plan. Under this plan, participants may contribute up to 10% of their base salary (subject to certain Internal Revenue Service limits) to purchase shares of our common stock at the end of each participation period. Participation periods are the three months ending on April 30, July 31, October 31 and January 31 of each year. Shares are purchased at a price equal to 85% of the fair market value of our common stock on the last day of a participation period.

In addition, we provide other benefits to our Named Executive Officers on the same basis as all of our full-time employees. These benefits include: medical, dental and vision insurance; medical and dependent care flexible spending accounts; health savings account; short-term and long-term disability insurance; accidental death and dismemberment insurance; and basic life insurance coverage.

46

Non-Qualified Deferred Compensation Plan

We seek to provide our executive officers, including our Named Executive Officers, with market-competitive benefit programs consistent with the programs provided at the companies with which we compete for executive talent. We maintain a non-qualified deferred compensation plan (the “Deferred Compensation Plan”) in which a select group of executive officers and other highly compensated employees, including our Named Executive Officers, may elect to participate as part of our market-competitive benefit programs.

See the Nonqualified Deferred Compensation Table for 2018 activity and further details regarding the Deferred Compensation Plan.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, including our Named Executive Officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

During 2018, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more. We do not expect that any future perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Performance Results for Prior Year Awards

Our 2016 LTIP performance shares, granted in February 2016, had a three-year performance period running through 2018. The performance period measures were cumulative EBITDA and compound annual growth rate in total sales. We did not achieve the threshold performance in these measures and as a result, there was no payout for the award.

Employment Agreements

Except for the Amended and Restated Employment Agreement which we entered into with our CEO effective January 7, 2016 (the “CEO Employment Agreement”), we do not have employment agreements or severance arrangements with any of our executive officers, including any of our Named Executive Officers, except as described in the next section. No changes or amendments were made to the CEO Employment Agreement in 2018 or year to date in 2019.

For information on the specific terms and conditions of the CEO Employment Agreement, see “CEO Employment Agreement” below.

Post-Employment Compensation Arrangements

We seek to provide our executive officers, including our Named Executive Officers, with market competitive post-employment compensation arrangements consistent with the post-employment payments and benefits provided at the companies with which we compete for executive talent.

We have entered into written Change in Control Agreements (the “CIC Agreements”) with each of our Named Executive Officers, which were last amended in June 2016. Each of these agreements was approved by the Compensation Committee or, in certain instances, by our Board. These agreements set forth the rights and responsibilities of each party and protect both parties’ interests in the event of a termination of employment by providing the Named Executive Officer with the opportunity to receive certain post-employment payments and benefits in the event of a termination of employment under certain circumstances, including in connection with a change in control of the Company.

In 2018 for effect on January 1, 2019, we reviewed our current post-employment compensation arrangements and decided to provide policy-based severance for top executives of one year base salary and benefits continuation, which would be provided in the event of a termination without cause that does not occur following a change in control. We made this change to more closely align with market practices, which we believe is necessary to attract talented executives. We also believe that by implementing a standard practice we can avoid protracted negotiations on this topic and ensure the uniform treatment of executives.

2019 PROXY STATEMENT  47

We believe that having reasonable and competitive post-employment compensation arrangements is essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are intended to keep executive officers working to achieve our goals despite a possible change in control of the Company and are designed to provide reasonable compensation to executive officers who leave us under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

In determining payment and benefit levels under the various circumstances triggering the post-employment compensation provisions of the CIC Agreements, the Compensation Committee has drawn a distinction between (i) terminations of employment by us for cause and voluntary terminations of employment without good reason and (ii) terminations of employment by us without cause or by a Named Executive Officer with good reason within two years after (or, in some cases, within six months prior to) a change in control of the Company. Payment in the event of a termination by us without cause or by a Named Executive Officer with good reason in connection a change in control of the Company has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the Named Executive Officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation without good reason because such events often reflect either inadequate performance or a decision by a Named Executive Officer to end his relationship with us.

As noted above, the CIC Agreements contain post-employment compensation arrangements in the event of a change in control of the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing corporate transactions that are in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. As such, we believe that these arrangements appropriately align the interests of management and stockholders when considering our long-term future.

Payments and benefits in the event of a change in control of the Company are generally payable only if there is a qualifying loss of employment by a Named Executive Officer (commonly referred to as a “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction. Note that there are some legacy equity awards granted in 2016 that still contain a single trigger vesting acceleration provision (i.e., they vest upon the close of a change in control). When we amended our agreements in June 2016, we were not able to change these agreements without incurring adverse accounting expenses, so the decision was made to let these agreements remain in place until these awards are vested.

In addition to the foregoing, our CEO is eligible to receive certain post-employment payments and benefits in the event of a termination of employment under certain circumstances, including a change in control of the Company, pursuant to the CEO Employment Agreement. These payments were negotiated in connection with the execution of the CEO Employment Agreement. If he is entitled to payments and benefits under his CIC Agreement, then he will receive no payment or benefits pursuant to the CEO Employment Agreement.

For information on the specific terms and conditions of the CIC Agreements and the post-employment compensation arrangements under the CEO Employment Agreement, see “Change in Control Agreements” below. In addition, for an estimate of the potential payments and benefits payable under these arrangements as of the end of 2018, see “Potential Post-Termination Benefits Table” below.

Compensation-Related Policies

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers, including our Named Executive Officers, and our directors that link their financial interests with the interests of our stockholders. In the case of our executive officers, these guidelines provide that they hold specific beneficial ownership positions in our common stock that are expressed as a dollar value calculated based on a specific multiple of base salary. Pursuant to these guidelines:

•	Our CEO is expected to own shares of our common stock with a value equal to at least six times his base salary; and

48

•	Our other executive officers, including our Named Executive Officers, are expected to own shares of our common stock with a value equal to at least three times their base salary.

Under these guidelines, an executive officer must retain 50% of the “after-tax” shares he or she receives from the exercise of options to purchase shares of our common stock, the vesting of stock appreciation rights for shares of our common stock, and the vesting of any other equity awards granted under our equity compensation plans until his or her ownership guidelines have been satisfied.

Shares of our common stock used to calculate compliance with the guidelines include direct share purchases on the open market, shares acquired through any employee benefit plan, as well as common stock obtained upon the vesting of restricted stock and the vested “in-the-money” portion of any option to purchase shares of our common stock.

Each executive officer has five years from the date of his or her appointment to an executive officer position to achieve the prescribed ownership level. An executive officer who fails to meet the ownership guidelines within the five-year period may not be eligible for further equity awards until he or she achieves his or her prescribed ownership level. At this time all of our Named Executive Officers either meet the ownership requirements of our guidelines or are still within the five-year period to meet the guidelines.

Compensation Recovery (“Clawback”) Policy

Our recoupment policy, which applies to all award recipients, including Named Executive Officers, provides that (a) if the Company is required to restate its consolidated financial statements because of material noncompliance due to irregularities with the federal securities laws, which restatement is due, in whole or in part, to the misconduct of the employee, or (b) it is determined that the employee has otherwise engaged in misconduct (whether or not such misconduct is discovered prior to the termination of the employee’s employment), the Company has the right to (a) cause the forfeiture or cancellation of any unvested and/or vested portion of an option, any unvested restricted shares or RSUs, or any unearned performance shares; (b) cause the transfer of ownership back to the Company of any vested shares not subject to transfer restrictions, common shares issued as payment for earned performance shares or RSUs, or cash received as payment for earned performance shares or RSUs; (c) recoup any proceeds from (i) the exercise or vesting of an option, (ii) the vesting of the restricted shares, (iii) the sale of shares of our common stock issued pursuant to the exercise of the option or as payment for earned performance shares or RSUs and (iv) the sale of any unrestricted shares, along with any other action the Company determines is necessary or appropriate and in the best interest of the Company and its stockholders; and (d) recoup any annual incentive cash-based payouts.

Prohibition on Hedging and Pledging

We have a policy that prohibits “short” sales and the use of derivatives by employees. In addition, we prohibit any equity awards from being sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the recipient until they become vested.

Equity Grant Policy

Our Compensation Committee grants all equity awards to management, including our CEO and other executive officers. Our Board grants equity awards to independent directors based upon the recommendation of our Corporate Governance Committee. Annual awards to executives are granted based on a specified dollar amount, with the number of RSUs, restricted stock award shares or performance shares (other than rTSR performance shares) (as applicable) based upon the closing market price of our stock on the grant date, the number of rTSR performance shares based upon a Monte-Carlo simulation of the value of that award, and with respect to options, using a Black-Scholes calculation aligned with our financial accounting using the closing market price of our stock on the grant date. The exercise price of stock option awards is the closing market price of our stock on the grant date.

2019 PROXY STATEMENT  49

Tax and Accounting Matters

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. For taxable years beginning before January 1, 2018, (i) these executive officers consisted of a public corporation’s chief executive officer and up to three other executive officers (other than the chief financial officer) whose compensation is required to be disclosed to stockholders under the Securities Exchange Act of 1934 because they are our most highly compensated executive officers and (ii) qualifying “performance-based compensation” was not subject to this deduction limit if specified requirements are met. In this latter regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan in taxable years beginning before January 1, 2018 generally would be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

Pursuant to tax reform legislation that was signed into law on December 22, 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, the remuneration of a public corporation’s chief financial officer and certain former executive officers is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemption from the deduction limit for “performance-based compensation” is no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a covered executive will not be deductible.

In establishing the cash and equity incentive compensation plans and arrangements for our executive officers, including our Named Executive Officers, our Compensation Committee considers a variety of relevant factors, including the potential impact of the Section 162(m) deduction limit. However, our Compensation Committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws, and other factors beyond our Compensation Committee’s control also affect the deductibility of compensation. Our Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation objectives.

To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals and objectives, our Compensation Committee has not adopted a policy that all compensation must be deductible. Our Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limit.

Accounting for Stock-Based Compensation

We follow FASB ASC Topic 718, Compensation - Stock Compensation, for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payments made to our employees and the members of our Board, including options to purchase shares of our common stock and other stock-based awards, based on the grant date “fair value” of these awards. This calculation is performed for financial accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. FASB ASC Topic 718 also requires us to recognize the compensation cost of our share-based compensation awards in our income statements over the period that a recipient is required to render services in exchange for the option or other award.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based on our review and discussions, we have recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and in our Annual Report.

Members of the Compensation Committee Adalio T. Sanchez, Chair Pamela H. Patsley Charles E. Peters, Jr.

2019 PROXY STATEMENT  51

Executive Compensation

2018 Summary Compensation Table

The following table sets forth the compensation paid to, earned by or awarded to our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (based on total compensation as reflected in the table below) who were serving in such capacity as of December 31, 2018, as well as two additional executive officers for whom disclosure is required pursuant to Item 402(a)(3)(iv) of Regulation S-K, for the fiscal year ended December 31, 2018 and two preceding fiscal years. We refer to the executive officers included in the “summary compensation table” below collectively as our “Named Executive Officers.”

2018 Summary Compensation Table(1)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Philip G. Heasley	2018	720,000	0	3,599,992	1,200,003	431,280	5,516	5,956,791
President and CEO	2017	720,000	0	3,199,997	1,600,000	810,000	4,516	6,334,513
	2016	720,000	0	3,538,982	2,000,002	1,252,000	4,516	7,515,500
Scott W. Behrens Senior Executive Vice President and Chief Financial Officer	2018 2017 2016	415,000 415,000 350,000	0 0 0	1,499,996 800,010 862,495	0 400,000 400,001	248,585 404,625 474,130	5,516 4,516 4,516	2,169,097 2,024,151 2,091,142
Craig S. Saks Senior Executive Vice President and Chief Operating Officer	2018 2017 2016	415,000 415,000 350,000	0 0 0	1,499,996 800,010 722,989	0 400,000 400,001	248,585 347,563 236,000	5,516 4,516 4,516	2,169,097 1,967,089 1,713,506
Daniel J. Frate(6) Senior Executive Vice President and Group President, ACI On-Demand P&L	2018 2017 2016	415,000 415,000 410,000	0 0 0	1,199,995 800,010 886,991	0 400,000 400,001	278,698 357,108 308,770	5,516 4,516 4,516	1,899,209 1,976,634 2,005,762
Carolyn B. Homberger(6) Senior Executive Vice President and Group President, ACI Global Sales	2018 2017 2016	415,000 415,000 350,000	0 0 0	1,199,995 800,010 809,993	0 400,000 400,001	248,585 73,663 198,600	5,516 4,516 4,516	1,869,096 1,693,189 1,763,110
Craig A. Maki Executive Vice President and Treasurer and Chief Development Officer	2018 2017 2016	313,613 304,478 295,610	0 0 0	749,998 500,002 696,744	0 250,000 366,688	187,854 205,520 166,970	5,516 516 516	1,256,981 1,260,516 1,526,528
Dennis P. Byrnes Executive Vice President and General Counsel	2018 2017 2016	375,000 375,000 320,000	0 0 0	1,199,995 800,010 1,139,986	0 400,000 653,373	266,943 346,875 414,290	5,516 4,516 4,516	1,847,454 1,926,401 2,532,165

(1)

Column (h) to this table entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” has been omitted because the nonqualified deferred compensation plan earnings were not preferential or above market.

(2)

The amounts in column (e) reflect the aggregate grant date fair value of the RSU awards and the performance share awards granted during the respective fiscal year as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts shown do not correspond to the actual value that will be recognized by a Named Executive Officer. The assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s audited consolidated financial statements for the year ended December 31, 2018 included in our Annual Report. See the “2018 Grants of Plan-Based Awards” table for information on performance shares granted in 2018. The grant date fair values included in column (e) are based upon the probable outcome of the performance conditions. Assuming maximum performance with respect to the applicable performance objectives, the grant date fair values for the performance shares would be as follows: for Mr. Heasley, $5,371,819 for Mr. Behrens, $1,119,131; for Mr. Saks, $1,119,131; for Mr. Frate, $895,295; for Ms. Homberger, $895,295; for Mr. Maki, $559,565; and for Mr. Byrnes, $895,295.

(3)

The amounts in column (f) reflect the aggregate grant date fair value of the stock option awards granted during the respective fiscal year as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts shown do not correspond to the actual value that will be recognized by the Named Executive Officer. The assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s audited consolidated financial statements for the year ended December 31, 2018 included in our Annual Report.

(4)	The amounts in column (g) reflect compensation paid under the Company’s MIC plan for the respective fiscal year.
(5)	All Other Compensation includes the following payments or accruals for each Named Executive Officer:

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Name of Executive	Employer Contributions to the 401(k) Plan ($)	Premiums for Long-Term Disability Insurance ($)	Perquisites ($)	Tax Gross- Ups ($)
Philip G. Heasley	5,000	516	0	0
Scott W. Behrens	5,000	516	0	0
Craig S. Saks	5,000	516	0	0
Daniel J. Frate	5,000	516	0	0
Carolyn B. Homberger	5,000	516	0	0
Craig A. Maki	5,000	516	0	0
Dennis P. Byrnes	5,000	516	0	0

(6)

In February 2018, the Board of Directors determined that Mr. Frate and Ms. Homberger were no longer executive officers of the Company. As former executive officers, their compensation is being disclosed in the table pursuant to Item 402(a)(3)(iv) of Regulation S-K.

2018 Grants of Plan-Based Awards

The following table sets forth information concerning annual incentive cash awards, and grants of stock options, performance shares and RSUs to our Named Executive Officers during 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Philip G. Heasley
-Cash Incentive	-	450,000	900,000	1,800,000	-	-	-	-	-	-	-
-rTSR Performance Shares	2/20/2018	-	-	-	57,490	114,979	229,958	-	-	-	3,599,992
-Stock Options	2/20/2018	-	-	-	-	-	-	-	170,455	23.36	1,200,003
Scott W. Behrens
-Cash Incentive	-	207,500	415,000	830,000	-	-	-	-	-	-	-
-Restricted Share Units	2/20/2018	-	-	-	-	-	-	32,106	-	-	749,996
-rTSR Performance Shares	2/20/2018	-	-	-	11,977	23,954	47,908	-	-	-	750,000
Craig S. Saks
-Cash Incentive	-	207,500	415,000	830,000	-	-	-	-	-	-	-
-Restricted Share Units	2/20/2018	-	-	-	-	-	-	32,106	-	-	749,996
-rTSR Performance Shares	2/20/2018	-	-	-	11,977	23,954	47,908	-	-	-	750,000
Daniel J. Frate
-Cash Incentive	-	207,500	415,000	830,000	-	-	-	-	-	-	-
-Restricted Share Units	2/20/2018	-	-	-	-	-	-	25,685	-	-	600,002
-rTSR Performance Shares	2/20/2018	-	-	-	9,582	19,163	38,326	-	-	-	599,994

2019 PROXY STATEMENT  53

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Carolyn B. Homberger
-Cash Incentive	-	207,500	415,000	830,000	-	-	-	-	-	-	-
-Restricted Share Units	2/20/2018	-	-	-	-	-	-	25,685	-	-	600,002
-rTSR Performance Shares	2/20/2018	-	-	-	9,582	19,163	38,326	-	-	-	599,994
Craig A. Maki
-Cash Incentive	-	156,807	313,613	627,226	-	-	-	-	-	-	-
-Restricted Share Units	2/20/2018	-	-	-	-	-	-	16,053	-	-	374,998
-rTSR Performance Shares	2/20/2018	-	-	-	5,989	11,977	23,954	-	-	-	375,000
Dennis P. Byrnes
-Cash Incentive	-	187,500	375,000	750,000	-	-	-	-	-	-	-
-Restricted Share Units	2/20/2018	-	-	-	-	-	-	25,685	-	-	600,002
-rTSR Performance Shares	2/20/2018	-	-	-	9,582	19,163	38,326	-	-	-	599,994

(1)

The amounts shown are possible payouts under the 2018 MIC plan. The amount shown in column (c) is the payout for threshold performance; the amount in column (d) is the payout for on-target performance; and the amount in column (e) is the payout for maximum performance.

(2)

The awards shown in columns (f) through (h) reflect shares of our common stock issuable in connection with performance share awards granted to our Named Executive Officers in 2018. These awards were granted pursuant to the terms of the 2016 Incentive Plan. These awards will be earned, if at all, based upon the achievement, over a defined performance period, of applicable performance objectives. The amount in column (f) is the number of shares issuable for threshold performance; the amount in column (g) is the number of shares issuable for on-target performance; and the amount in column (h) is the number of shares issuable for maximum performance.

(3)

All RSUs granted to our Named Executive Officers in 2018 were granted pursuant to the terms of the 2016 Incentive Plan. All RSUs granted to our Named Executive Officers in 2018 generally vest one-third per year beginning with the first anniversary of the date of grant.

(4)

All stock options granted to our Named Executive Officers in 2018 were granted pursuant to the terms of the 2016 Incentive Plan. All stock options granted to our Named Executive Officers in 2018 are non-qualified and generally vest one-third per year beginning with the first anniversary of the date of grant.

(5)

The grant date fair value of each equity award granted during 2018 was computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For equity awards that are subject to performance conditions, the amounts reflected in column (l) reflect the value at the grant date based upon the probable outcome of such conditions and this amount is consistent with the estimate of the aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The probable outcome used for the calculation of the performance shares granted during 2018 is based on the achievement of target performance for each metric.

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Outstanding Equity Awards at 2018 Fiscal Year-End

The following table sets forth the outstanding equity awards for each of our Named Executive Officers as of December 31, 2018.

Outstanding Equity Awards at 2018 Fiscal Year-End
	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock that Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Philip G.	02/20/2018	-	170,455(5)	23.36	02/20/2028	-	-	114,979(6)	3,181,469
Heasley	02/21/2017	85,333	170,667(5)	20.12	02/21/2027	-	-	79,523(7)	2,200,401
	02/21/2017	-	-	-	-	-	-	68,995(8)	1,909,092
	02/23/2016	192,887	96,444	17.89	02/23/2026	-	-	134,153(9)	3,712,014
	02/23/2016	-	72,333(10)	17.89	02/23/2026	-	-	33,538(12)	927,996
	01/26/2015	251,969	-	19.08	01/26/2025	-	-	-	-
	12/12/2013	138,387	-	20.51	12/12/2023	-	-	-	-
	12/03/2012	166,572	-	14.27	12/03/2022	-	-	-	-
Scott W.	02/20/2018	-	-	-	-	32,106	888,373	23,954(6)	662,807
Behrens	02/21/2017	21,333	42,667	20.12	02/21/2027	-	-	19,881(7)	550,107
	02/21/2017	-	-	-	-	-	-	17,249(8)	477,280
	02/23/2016	48,222	24,111	17.89	02/23/2026	-	-	33,538(9)	927,996
	01/26/2015	62,992	-	19.08	01/26/2025	-	-	-	-
	01/26/2015	15,748	31,496(13)	19.08	01/26/2025	-	-	23,585(14)	652,597
	12/12/2013	39,540	-	20.51	12/12/2023	-	-	-	-
	12/03/2012	55,524	-	14.27	12/03/2022	-	-	-	-
	12/08/2011	60,150	-	9.65	12/08/2021	-	-	-	-
	12/01/2010	48,285	-	8.88	12/01/2020	-	-	-	-
	12/10/2009	45,375	-	5.51	12/10/2019	-	-	-	-
Craig S.	02/20/2018	-	-	-	-	32,106	888,373	23,954(6)	662,807
Saks	02/21/2017	21,333	42,667	20.12	02/21/2027	-	-	19,881(7)	550,107
	02/21/2017	-	-	-	-	-	-	17,249(8)	477,280
	02/23/2016	48,222	24,111	17.89	02/23/2026	-	-	33,538(9)	927,996
	01/26/2015	37,795	-	19.08	01/26/2025	-	-	-	-
	01/26/2015	5,249	10,499(13)	19.08	01/26/2025	-	-	7,862(14)	217,542
	12/12/2013	18,978	-	20.51	12/12/2023	-	-	-	-
	12/03/2012	10,548	-	14.27	12/03/2022	-	-	-	-
Daniel J.	02/20/2018	-	-	-	-	25,685	710,704	19,163(6)	530,240
Frate	02/21/2017	21,333	42,667	20.12	02/21/2027	-	-	19,881(7)	550,107
	02/21/2017	-	-	-	-	-	-	17,249(8)	477,280
	02/23/2016	48,222	24,111	17.89	02/23/2026	-	-	33,538(9)	927,996
	01/26/2015	62,992	-	19.08	01/26/2025	-	-	-	-
	01/26/2015	10,498	20,998(13)	19.08	01/26/2025	-	-	15,723(14)	435,055
	12/12/2013	39,540	-	20.51	12/12/2023	-	-	-	-
	12/03/2012	18,509	-	14.27	12/03/2022	-	-	-	-
	09/13/2012	33,366	-	15.07	09/13/2022	-	-	-	-
Carolyn B.	02/20/2018	-	-	-	-	25,685	710,704	19,163(6)	530,240
Homberger	02/21/2017	21,333	42,667	21.12	02/21/2027	-	-	19,881(7)	550,107
	02/21/2017	-	-	-	-	-	-	17,249(8)	477,280
	02/23/2016	48,222	24,111	17.86	02/23/2026	-	-	33,538(9)	927,996
	01/26/2015	62,992	-	19.08	01/26/2025	-	-	-	-
	01/26/2015	15,748	31,496(13)	19.08	01/26/2025	-	-	23,585(14)	652,597
	12/12/2013	29,655	-	20.51	12/12/2023	-	-	-	-
	12/03/2012	10,548	-	14.27	12/03/2022	-	-	-	-
	12/08/2011	10,878	-	9.65	12/08/2021	-	-	-	-

2019 PROXY STATEMENT  55

Outstanding Equity Awards at 2018 Fiscal Year-End
	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock that Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Craig A.	02/20/2018	-	-	-	-	16,053	444,187	11,977(6)	331,404
Maki	02/21/2017	13,334	26,666	20.12	02/21/2027	-	-	12,425(7)	343,800
	02/21/2017	-	-	-	-	-	-	10,781(8)	298,310
	02/23/2016	28,933	14,467	17.89	02/23/2026	-	-	20,123(9)	556,803
	02/23/2016	-	18,083(11)	17.89	02/23/2026	-	-	8,385(12)	232,013
	01/26/2015	37,795	-	19.08	01/26/2025	-	-	-	-
	12/12/2013	29,655	-	20.51	12/12/2023	-	-	-	-
	12/03/2012	41,643	-	14.27	12/03/2022	-	-	-	-
	12/08/2011	34,527	-	9.65	12/08/2021	-	-	-	-
	12/01/2010	28,530	-	8.88	12/01/2020	-	-	-	-
	12/10/2009	45,375	-	5.51	12/10/2019	-	-
Dennis P.	02/20/2018	-	-	-	-	25,685	710,704	19,163(6)	530,240
Byrnes	02/21/2017	21,333	42,667	20.12	02/21/2027	-	-	19,881(7)	550,107
	02/21/2017	-	-	-	-	-	-	17,249(8)	477,280
	02/23/2016	48,222	24,111	17.89	02/23/2026	-	-	33,538(9)	927,996
	02/23/2016	-	36,166(11)	17.89	02/23/2026	-	-	16,769(12)	463,998
	01/26/2015	62,992	-	19.08	01/26/2025	-	-	-	-
	12/12/2013	39,540	-	20.51	12/12/2023	-	-	-	-
	12/03/2012	55,524	-	14.27	12/03/2022	-	-	-	-
	12/08/2011	60,150	-	9.65	12/08/2021	-	-	-	-
	12/01/2010	48,285	-	8.88	12/01/2020	-	-	-	-

(1)	Column (d) to this table entitled “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” has been omitted because no awards are reportable thereunder.
(2)	Unless otherwise noted, all stock options reported in this column vest in equal annual installments over a three-year period beginning with the first anniversary of the date of grant.
(3)	These RSUs become exercisable as follows: one-third on each of the first three anniversaries of the date of grant.
(4)

The market value of the share awards that have not vested is calculated by multiplying the number of shares set forth in column (g) or (i) (as applicable) by the closing price of our common stock at December 31, 2018, $27.67 per share.

(5)

These options become exercisable as follows: one-third on each of the first three anniversaries of the date of grant. However, if the optionee retires after January 7, 2019, the options shall not be forfeited but will continue to vest.

(6)

2018 LTIP performance shares that have a three-year performance period (2018 – 2020) and vest, if at all, following December 31, 2020 based on relative total shareholder return versus the applicable peer group. The number of shares denoted is the number issuable for on-target performance.

(7)

2017 LTIP performance shares that have a three-year performance period (2017 – 2019) and vest, if at all, following December 31, 2019 based on financial performance metrics. The number of shares denoted is the number issuable for on-target performance for each applicable metric.

(8)

2017 LTIP performance shares that have a three-year performance period (2017 – 2019) and vest, if at all, following December 31, 2019 based on relative total shareholder return versus the applicable peer group. The number of shares denoted is the number issuable for on-target performance.

(9)	2016 LTIP Performance Shares that have a three-year performance period (2016-2018) and vest, if at all, following December 31, 2018 assuming on target performance against applicable metrics.
(10)

These options become exercisable, if at all, on the fifth anniversary of the date of grant. However, if the optionee retires after January 7, 2019, the options are not forfeited and will continue to vest.

(11)

Supplemental 2016 LTIP Options that become exercisable, if at all, in three installments on the third, fourth and fifth anniversary of the date of grant, if the closing price per share of ACI’s common stock meets or exceeds 133%, 167% and 200%, respectively, on the grant date for at least 20 consecutive trading days prior to the fifth anniversary of the grant date.

(12)

Supplemental 2016 LTIP performance shares that have a five-year performance period (2016 – 2020) and vest, if it all, following December 31, 2020 when the Compensation Committee determines the vesting percentage. The number of shares denoted is the number payable for on-target performance of each applicable metric.

(13)

Supplemental 2015 LTIP Options that become exercisable, if at all, in three installments on the third, fourth and fifth anniversary of the date of grant, if the closing price per share of ACI’s common stock meets or exceeds 133%, 167% and 200%, respectively, on the grant date for at least 20 consecutive trading days prior to the fifth anniversary of the grant date.

(14)

Supplemental 2015 LTIP performance shares that have a five-year performance period (2015 – 2019) and vest, if it all, following December 31, 2019 based on financial performance metrics. The number of shares denoted is the number issuable for on-target performance of each applicable metric.

56

2018 Option Exercises and Stock Vested

The following table sets forth option exercises and stock vested for each of our Named Executive Officers for the year ended December 31, 2018.

2018 Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
(a)	(b)	(c)	(d)	(e)
Philip G. Heasley	100,000	2,014,021	42,484	1,071,871
Scott W. Behrens	0	0	14,161	357,282
Craig S. Saks	0	0	2,690	67,869
Daniel J. Frate	0	0	14,161	357,282
Carolyn B. Homberger	15,080	260,925	2,960	67,869
Craig A. Maki	0	0	10,621	267,968
Dennis P. Byrnes	0	0	14,161	357,282

(1)

The amounts in column (c) were calculated by determining the difference between the market price of the underlying shares at exercise and the exercise price of the options. The amounts in column (e) were calculated by multiplying the number of vested shares by the closing price per share of ACI common stock on the vesting date.

2018 Nonqualified Deferred Compensation

During 2018, only Mr. Byrnes made contributions to the Deferred Compensation Plan, and the Company did not make any discretionary contributions to any Named Executive Officer’s account.

2018 Nonqualified Deferred Compensation
Name	Executive Contributions in 2018 ($) (b)(1)	Registrant Contributions in 2018 ($) (c)	Aggregate Earnings in 2018 ($) (d)(2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(3)
Philip G. Heasley	-	-	-	-	-
Scott W. Behrens	-	-	-	-	-
Craig S. Saks	-	-	-	-	-
Daniel J. Frate	-	-	-	-	-
Carolyn B. Homberger	-	-	-	-	-
Craig A. Maki	-	-	-	-	-
Dennis P. Byrnes	412,188	-	44,297	-	582,930

(1)	This amount is included in the 2018 Summary Compensation table.
(2)	This amount is not included in the 2018 Summary Compensation table because the Nonqualified Deferred Compensation plan earnings were not preferential or above market.
(3)	None of this amount was included in the 2018 Summary Compensation Table and in Summary Compensation Tables for prior years.

We seek to provide our executive officers, including our Named Executive Officers, market-competitive benefit programs consistent with the programs provided at the companies with which we compete for executive talent. We maintain a non-qualified deferred compensation plan (the “Deferred Compensation Plan”) in which a select group of executive officers and other highly compensated employees, including our Named Executive Officers, may elect to participate. Eligible participants may elect to defer base salary and/or annual cash incentive awards received under the MIC plan. Deferral amounts are credited to a bookkeeping

2019 PROXY STATEMENT  57

account which we maintain with hypothetical gains or losses attributable to the earnings indices selected by the participant. The following four earnings indices are available under the Deferred Compensation Plan:

•	the Standard & Poor’s 500 Index

•	the Russell 2000 Index

•	the Barclay’s Bond Index

•	a fixed rate of return equivalent to the prime rate

These earnings indices are to be used for measurement purposes only and amounts deferred under the Deferred Compensation Plan do not represent any actual investment made on the participant’s behalf by us. It is intended that the Deferred Compensation Plan will conform with the requirements of Section 409A of the Internal Revenue Code and its related regulations.

58

Potential Payments Upon Termination or Change in Control

Except for the CEO Employment agreement with Mr. Heasley, and the Change in Control Agreements described below, none of our Named Executive Officers have employment or severance agreements with ACI and their employment may be terminated at any time.

Change in Control Agreements

We have entered into a Change in Control Agreement (the “CIC Agreement”) with our Named Executive Officers (each an “Executive” for purposes of this section).

The CIC Agreement provides that ACI will employ the Executive for a two-year period following a change in control (as defined in the CIC Agreement) (the “Employment Period”). During the Employment Period, ACI will (i) pay the Executive a base salary equal to the highest annual rate of base salary paid or payable to the executive for the 12-month period prior to the change in control, (ii) award the Executive for each fiscal period during the Employment Period total annual and quarterly bonus opportunities equal to at least the executive’s target annual and quarterly bonus opportunities for the year in which the change in control occurs, and (iii) allow the Executive opportunities to participate in ACI’s incentive, savings and retirement plans to an extent no less favorable than opportunities provided for by ACI in the 120-day period prior to the effective date of any change in control.

The CIC Agreement also sets forth our obligations in the event the Executive’s employment terminates during the Employment Period. The following is a summary of such obligations.

Termination of Employment Other Than for Cause or by Executive for Good Reason

The CIC Agreement provides that if the Executive’s employment is terminated during the Employment Period other than for cause or the Executive’s death or disability, or the Executive terminates employment for good reason, the Executive will be entitled to receive from ACI certain payments and benefits, contingent upon the receipt of a release of claims as set forth in the CIC Agreement. These payments and benefits include (i) the lump sum of (a) the Executive’s unpaid current-year annual base salary through the date of termination, a portion of current-year bonus based on the current-year target annual bonus, prorated through the date of termination, and any accrued and unpaid vacation pay (together, the “Accrued Obligations”), plus (b) two or, in the case of Mr. Heasley only, three times, the sum of the annual base salary and target annual bonus; (ii) continued participation at ACI’s cost in welfare benefits plans in which the Executive would have been participating for two or, in the case of Mr. Heasley only, three years, from the date of termination or until the Executive receives equivalent benefits from a subsequent employer, in which case, welfare benefits plans provided pursuant to the CIC Agreement shall be secondary to those provided under such other plans during the applicable period of eligibility; (iii) outplacement services at ACI’s sole expense, not to exceed $50,000; (iv) any unpaid amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice, program, or any other contract or agreement with ACI or the affiliated companies at or subsequent to the date of termination (the “Other Benefits”); and (v) the Executive shall become fully vested in, and entitled to immediately exercise, all stock-based awards, other than certain excluded awards, granted to the Executive under any plans or agreement of ACI.

ACI has in place a policy under which all executives of the title of Senior Vice President and above would receive 12 months’ base salary and medical benefits continuation as severance in the event of a termination by ACI without cause that occurs prior to a change in control upon executing a release of claims. In addition, each qualifying executive would also receive 12 months of benefits continuation or its cash equivalent. This severance would not apply Mr. Heasley, who will receive severance as provided in his employment agreement.

2019 PROXY STATEMENT  59

Death

If the Executive’s employment is terminated by reason of the Executive’s death, we must provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits and will have no other severance obligations under the CIC Agreement.

Disability

If the Executive’s employment is terminated by reason of the Executive’s disability, we must provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits and shall have no other severance obligations under the CIC Agreement.

Termination of Employment for Cause or by Executive other than for Good Reason

The CIC Agreement provides that if the Executive’s employment is terminated for cause, ACI shall provide the Executive with the executive’s annual base salary through the date of termination, and the timely payment or delivery of the Other Benefits and shall have no other severance obligations under the CIC Agreement. If the Executive voluntarily terminates employment, excluding a termination for good reason, ACI shall provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under the CIC Agreement.

No Tax Gross-Up

The CIC Agreement does not require ACI to pay the Executive any gross-up payments for excise taxes that may be imposed upon the Executive as a result of any payments made pursuant to the CIC Agreement.

Acceleration of Equity Awards

No awards accelerate upon a “single trigger” Change in Control except certain legacy supplemental stock option awards that have a market price condition.

Non-solicitation and Non-Competition Provisions

During the Employment Period and for a period of one year following termination of employment, each Executive agrees not to (i) enter into or engage in any business that competes with ACI’s business within a specified restricted territory; (ii) solicit customers with whom the Executive had any contact or for which such Executive had any responsibility (either direct or supervisory) at the date of termination or at any time during the one year prior to such date of termination, whether within or outside of the restricted territory, or solicit business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with ACI’s business within the restricted territory; (iii) divert, entice or otherwise take away any customers, business, patronage or orders of ACI within the restricted territory, or attempt to do so; (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business that competes with ACI’s business within the restricted territory; or (v) solicit, induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of ACI and/or its affiliated companies to terminate their employment, representation or other association with ACI and/or its affiliated companies, provided that the foregoing shall not apply to general advertising not specifically targeted at employees, sales representatives, agents or consultants of ACI and/or its affiliated companies.

Release

As a condition to receiving any of the severance benefits under the CIC Agreements, the Executive is required to release ACI and its employees from all claims that the Executive may have against them.

60

CEO Employment Agreement

Under the CEO Employment Agreement, so long as Mr. Heasley continues to serve as our President and CEO, the Board will nominate Mr. Heasley to serve as a member of our Board. The CEO Employment Agreement provides that Mr. Heasley’s base salary, an annual on-target MIC award, as well as other compensation as set forth in the CEO Employment Agreement, will be reviewed annually and be consistent with ACI’s current compensation philosophy of positioning the CEO’s total targeted cash compensation at the 50th percentile of ACI’s current peer group.

Pursuant to the CEO Employment Agreement, if Mr. Heasley’s employment is terminated by ACI without cause or by Mr. Heasley for good reason, Mr. Heasley will be entitled to (i) a lump-sum payment equal to his bonus for the quarter in which his employment is terminated; (ii) a lump-sum payment equal to two times the sum of his base salary at the time of termination and his average annual bonus amount received during the two most recent fiscal years of ACI ending prior to the date of termination; and (iii) continued participation in ACI’s medical and dental plans until the earlier of (a) two years and (b) until he is eligible to be covered under any other medical or dental plans. Mr. Heasley will also be subject to certain non-competition obligations for a period of one year following the termination of his employment. The CEO Employment Agreement also provides that if payments by ACI to Mr. Heasley would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payments shall be reduced to the least extent necessary so that no portion of the payments is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, but only if such reduction causes the net after-tax benefit received by Mr. Heasley to exceed the net after-tax benefit he would have received if no such reduction was made. The CEO Employment Agreement does not entitle Mr. Heasley to any tax gross-up payments. If Mr. Heasley is entitled to payments under the CIC Agreement, no payments will be made to Mr. Heasley under the CEO Employment Agreement.

Post-Termination Benefits Under Incentive Plans

MIC Plan

Under the MIC plan, to be entitled to a payment under the plan, the executive, including our Named Executive Officers, must be employed by ACI on the date of payment. If employment with ACI is terminated for any reason prior to the payment date, the executive will not be eligible for a bonus under the MIC plan and the executive forfeits all rights to such payment except to the extent otherwise provided by ACI (including under the CIC Agreements).

The individual award agreements with each executive officer, including our Named Executive Officers, related to the MIC plan, grant ACI the right to require an executive officer to forfeit his or her right to payment or to reimburse ACI for any payments previously paid, along with any other action ACI deems necessary or appropriate, in the event it is determined that the executive officer engaged in misconduct in the course of his or her employment.

2005 Incentive Plan and 2016 Incentive Plan

Stock Options. The award agreements for stock options granted under the 2005 Incentive Plan or the 2016 Incentive Plan generally provide that if an optionee, including a Named Executive Officer, voluntarily terminates employment with ACI, all unvested stock options will terminate and the optionee will have 90 days from the date of termination to exercise any vested stock options granted under the 2005 Incentive Plan or the 2016 Incentive Plan. However, the award agreements also generally provide that if the optionee’s employment terminates due to death or disability, all stock options will immediately vest upon the optionee’s death or disability and the optionee (or his or her estate or personal representative) will have one year from the date of death or disability to exercise the stock options. A copy of the form of Nonqualified Stock Option Agreement used to grant stock options to employees, including our Named Executive Officers, under the 2005 Incentive Plan, which was filed as Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on January 30, 2015, or under the 2016 Incentive Plan, which was filed as Exhibit 10.05 to our Form 10-Q for the quarter ended June 30, 2016.

Performance Shares. The award agreements for performance shares granted under the 2016 Incentive Plan generally provide that if an employee, including a Named Executive Officer, voluntarily terminates employment with ACI prior to payment of the performance shares, all performance shares are forfeited. In the event of death, disability, or termination of employment without cause, the award agreements generally provide that ACI may pay the employee a pro-rata portion of the performance shares to which the employee would have been entitled based on the performance of ACI during the full fiscal quarters completed during the applicable performance period until the date of termination. Such amounts will be paid as soon as practicable after the receipt of audited consolidated financial statements of ACI relating to the last fiscal year of the

2019 PROXY STATEMENT  61

performance period. A copy of the form of LTIP Performance Shares Agreement used to grant performance shares to employees, including our Named Executive Officers, under the 2016 Incentive Plan was filed as Exhibit 10.2 to our Current Report on Form 8-K filed February 27, 2017.

RSUs. The award agreements for RSUs granted under the 2016 Incentive Plan generally provide that if any employee, including a Named Executive Officer, voluntarily terminates employment with ACI, the employee forfeits all unvested RSUs. However, the award agreements also generally provide that if the employee’s employment terminates due to death or disability, all RSUs will immediately vest upon the employee’s termination due to death or disability. A copy of the form of RSU Award Agreement used to grant RSUs to employees, including our Named Executive Officers, under the 2016 Incentive Plan was filed as Exhibit 10.26 to our Annual Report.

Performance-Based Restricted Shares. The award agreements for performance-based restricted shares granted under the 2005 Incentive Plan generally provide that if an employee, including a Named Executive Officer, voluntarily terminates employment with ACI, the employee forfeits all unvested performance-based restricted shares. In the event of death, disability or termination of employment without cause, the award agreements generally provide that ACI may pay the employee a pro-rata portion of the performance-based restricted shares to which the employee would have been entitled based on the performance of ACI during the full fiscal quarters completed during the applicable performance period until the date of termination. Such amounts will be paid as soon as practicable after the receipt of audited consolidated financial statements of ACI relating to the last fiscal year of the performance period. A copy of the form of LTIP Performance-Based Restricted Share Award Agreement used to grant performance-based restricted shares to employees, including our Named Executive Officers, under the 2005 Incentive Plan was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on June 12, 2015.

Supplemental Stock Options. The award agreements for supplemental stock options granted under the 2005 Incentive Plan generally provide that if an optionee, including a Named Executive Officer, voluntarily terminates employment with ACI, all unvested stock options will terminate and the optionee will have 90 days from the date of termination to exercise any vested stock options granted under the 2005 Incentive Plan. A copy of the form of Supplemental Nonqualified Stock Option Agreement used to grant stock options to employees, including our Named Executive Officers, under the 2005 Incentive Plan was filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on January 30, 2015.

Supplemental Performance Shares. The award agreements for supplemental performance shares granted under the 2005 Incentive Plan generally provide that if an employee, including a Named Executive Officer, voluntarily terminates employment with ACI prior to payment of the supplemental performance shares, all supplemental performance shares are forfeited. In the event of death, disability or termination of employment without cause, the award agreements generally provide that ACI may pay the employee a pro-rata portion of the supplemental performance shares to which the employee would have been entitled based on the performance of ACI during the full fiscal quarters completed during the applicable performance period until the date of termination. Such amounts will be paid as soon as practicable after the receipt of audited consolidated financial statements of ACI relating to the last fiscal year of the performance period. A copy of the form of LTIP Supplemental Performance Shares Agreement used to grant performance shares to employees, including our Named Executive Officers, under the 2005 Incentive Plan was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 30, 2015.

Forfeiture and Right of Recoupment

Our recoupment policy, which applies to all award recipients, including Named Executive Officers, provides that (a) if ACI is required to restate its consolidated financial statements because of material noncompliance due to irregularities with the federal securities laws, which restatement is due, in whole or in part, to the misconduct of the employee, or (b) it is determined that the employee has otherwise engaged in misconduct (whether or not such misconduct is discovered prior to the termination of the employee’s employment), ACI has the right to (a) cause the forfeiture or cancellation of any unvested and/or vested portion of an option, any unvested restricted shares or RSUs, or any unearned performance shares; (b) cause the transfer of ownership back to ACI of any vested shares not subject to transfer restrictions, common shares issued as payment for earned performance shares or RSUs, or cash received as payment for earned performance shares or RSUs; (c) recoup any proceeds from (i) the exercise or vesting of an option, (ii) the vesting of the restricted shares, (iii) the sale of shares of our common stock issued pursuant to the exercise of the option or as payment for earned performance shares or RSUs and (iv) the sale of any unrestricted shares, along with any other action ACI determines is necessary or appropriate and in the best interest of ACI and its stockholders; and (d) recoup any annual incentive cash-based payouts.

62

Potential Post-Termination Benefits Table

The table below quantifies certain compensation and benefits that would have become payable to our Named Executive Officers in the event such executive officer’s employment had terminated on December 31, 2018 under various circumstances. The estimates set forth in the table below are based on our Named Executive Officers’ compensation and service levels as of such date and, if applicable, the closing stock price of our common stock on December 31, 2018, the last trading day of 2018, which was $27.67. These benefits are in addition to benefits generally available to salaried employees such as distributions under our 401(k) Plan, disability benefits and accrued vacation pay.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed to our Named Executive Officers may be different. Factors that could affect these amounts include the timing of any such event, our stock price and the executive’s age.

	By Executive		By ACI
Compensation Program	For Good Reason ($)	Other Than Good Reason ($)	For Cause ($)	Without Cause ($)	Death ($)	Disability ($)	Retirement ($)	Involuntary or For Good Reason After Change in Control ($)
Cash Severance:
Philip G. Heasley	3,502,000	0	0	3,502,000	0	0	0	4,860,000
Scott W. Behrens	0	0	0	0	0	0	0	1,660,000
Craig S. Saks	0	0	0	0	0	0	0	1,660,000
Daniel J. Frate(1)	0	0	0	0	0	0	0	1,660,000
Carolyn B. Homberger(1)	0	0	0	0	0	0	0	1,660,000
Craig A. Maki	0	0	0	0	0	0	0	1,254,452
Dennis P. Byrnes	0	0	0	0	0	0	0	1,500,000
Bonus Payment(2):
Philip G. Heasley	0	0	0	0	0	0	0	900,000
Scott W. Behrens	0	0	0	0	0	0	0	415,000
Craig S. Saks	0	0	0	0	0	0	0	415,000
Daniel J. Frate(1)	0	0	0	0	0	0	0	415,000
Carolyn B. Homberger(1)	0	0	0	0	0	0	0	415,000
Craig A. Maki	0	0	0	0	0	0	0	313,613
Dennis P. Byrnes	0	0	0	0	0	0	0	375,000
Stock Options(3):
Philip G. Heasley	0	0	0	0	2,966,419	2,966,419	0	3,673,836
Scott W. Behrens	0	0	0	0	557,941	557,941	0	828,492
Craig S. Saks	0	0	0	0	557,941	557,941	0	648,128
Daniel J. Frate(1)	0	0	0	0	557,941	557,941	0	738,314
Carolyn B. Homberger(1)	0	0	0	0	557,941	557,941	0	828,492
Craig A. Maki	0	0	0	0	342,816	342,816	0	519,667
Dennis P. Byrnes	0	0	0	0	557,941	557,941	0	911,645
RSUs:
Philip G. Heasley	0	0	0	0	0	0	0	0
Scott W. Behrens	0	0	0	0	888,373	888,373	0	888,373
Craig S. Saks	0	0	0	0	888,373	888,373	0	888,373
Daniel J. Frate(1)	0	0	0	0	710,704	710,704	0	710,704
Carolyn B. Homberger(1)	0	0	0	0	710,704	710,704	0	710,704
Craig A. Maki	0	0	0	0	444,187	444,187	0	444,187
Dennis P. Byrnes	0	0	0	0	710,704	710,704	0	710,704

2019 PROXY STATEMENT  63

	Voluntary		Involuntary
Compensation Program	For Good Reason ($)	Other Than Good Reason ($)	For Cause ($)	Without Cause ($)	Death ($)	Disability ($)	Retirement ($)	Involuntary or For Good Reason After Change in Control ($)
Performance Shares(4):
Philip G. Heasley	0	0	0	4,356,950	4,356,950	4,356,950	0	8,218,958
Scott W. Behrens	0	0	0	1,427,938	1,427,938	1,427,938	0	2,342,791
Craig S. Saks	0	0	0	1,079,894	1,079,894	1,079,894	0	1,907,736
Daniel J. Frate(1)	0	0	0	1,209,716	1,920,420	1,920,420	0	1,992,683
Carolyn B. Homberger(1)	0	0	0	1,383,749	1,383,749	1,383,749	0	2,210,224
Craig A. Maki	0	0	0	677,749	677,749	677,749	0	1,205,527
Dennis P. Byrnes	0	0	0	1,140,070	1,140,070	1,140,070	0	2,021,626
Health & Welfare Benefits Continuation:
Philip G. Heasley	22,127	0	0	22,127	0	0	0	33,191
Scott W. Behrens	0	0	0	0	0	0	0	36,004
Craig S. Saks	0	0	0	0	0	0	0	42,138
Daniel J. Frate(1)	0	0	0	0	0	0	0	22,127
Carolyn B. Homberger(1)	0	0	0	0	0	0	0	1,752
Craig A. Maki	0	0	0	0	0	0	0	34,853
Dennis P. Byrnes	0	0	0	0	0	0	0	45,784
Outplacement Services:
Philip G. Heasley	0	0	0	0	0	0	0	50,000
Scott W. Behrens	0	0	0	0	0	0	0	50,000
Craig S. Saks	0	0	0	0	0	0	0	50,000
Daniel J. Frate(1)	0	0	0	0	0	0	0	50,000
Carolyn B. Homberger(1)	0	0	0	0	0	0	0	50,000
Craig A. Maki	0	0	0	0	0	0	0	50,000
Dennis P. Byrnes	0	0	0	0	0	0	0	50,000
Totals:
Philip G. Heasley	3,524,127	0	0	7,881,077	7,323,369	7,323,369	0	17,735,985
Scott W. Behrens	0	0	0	1,427,938	2,874,252	2,874,252	0	6,220,660
Craig S. Saks	0	0	0	1,079,894	2,526,208	2,526,208	0	5,611,374
Daniel J. Frate(1)	0	0	0	1,209,716	3,189,065	3,189,065	0	5,588,828
Carolyn B. Homberger(1)	0	0	0	1,383,749	2,652,394	2,652,394	0	5,876,172
Craig A. Maki	0	0	0	677,749	1,464,751	1,464,751	0	3,822,298
Dennis P. Byrnes	0	0	0	1,140,070	2,408,716	2,408,716	0	5,614,759

(1)

In February 2018, the Board of Directors determined that Mr. Frate and Ms. Homberger were no longer executive officers of the Company. As former executive officers, their compensation is being disclosed in the table pursuant to Item 402(a)(3)(iv) of Regulation S-K.

(2)

Bonus Payment represents the amount to be paid under “Accrued Obligations” which is the product of (x) the target annual bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365. The termination date is assumed to be on the last day of the year that results in a bonus payment equal to the full target annual bonus.

(3)

Unvested stock options are accelerated upon termination due to death or disability, termination without cause or for good reason after a change in control. All the accelerated values are calculated based on the closing price of our common stock on December 31, 2018, which was $27.67 per share. In-the-money values of vested stock options as of December 31, 2018, are not included in the termination table.

(4)

The estimated pro-rata portion of performance shares (assuming target performance) set forth in this table includes the supplemental performance shares granted on February 23, 2016 (“2016 Supplemental LTIP”), the performance shares granted on February 21, 2017 and the performance shares granted on February 20, 2018.

64

The Compensation Committee approved effective January 1, 2019, that in addition to the payments described above, all executives of the title of Senior Vice President and above would also receive 12 months’ severance in the event of a termination without cause that occurs prior to a change in control upon executing a release of claims. This severance would not apply Mr. Heasley, who will receive severance as provided in his employment agreement. This would mean that the following cash severance amounts would be paid to the Named Executive Officers, other than Mr. Heasley whose payments noted above would not change, Mr. Behrens $415,000; Mr. Saks $415,000; Mr. Frate $415,000; Ms. Homberger $415,000; Mr. Maki $313,613; and Mr. Byrnes $375,000;. In addition, each qualifying executive would also receive 12 months of benefits continuation or its cash equivalent. The value of the benefits continuation for each of the qualifying executives is estimated currently at $18,074 for Mr. Behrens; $21,338 for Mr. Saks; $11,130 for Mr. Frate; $900 for Ms. Homberger; $17,495 for Mr. Maki; and $24,409 for Mr. Byrnes.

Pay Ratio Disclosure

Our CEO to median employee pay ratio is approximately 80:1 and was calculated in accordance with Item 402(u) of Regulation S-K. We believe this ratio to be a reasonable estimate, based upon the assumptions and adjustments described below.

We identified the employee with compensation at the median of the annual total compensation of all of our employees (the “Median Employee”) by examining the calendar year total cash compensation between January 1, 2017 and December 31, 2017 (using December 31, 2017 as the “median employee determination date”), including salary or wages plus overtime paid, and any earned cash incentive compensation for 2017, for all individuals, excluding our CEO, who were employed by us (including our consolidated subsidiaries) on the median employee determination date, whether employed on a full-time, part-time, seasonal or temporary basis, subject to the application of the “de minimis” exemption as described below.

For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using FX rates in effect on the median employee determination date.

For employees on a leave of absence, we calculated compensation on an annualized basis. However, we did not include employees absent on an unpaid leave of absence for the entire measurement period (i.e., all of 2017).

For employees hired between January 2, 2017 and the median employee determination date, we calculated their salary or wages as if they had been employed for the entire measurement period.

The de minimis exemption allows us to exclude up to 5% of our total employees who are non-U.S. employees. Our total number of employees, including U.S. and non-U.S. employees, as of the median employee determination date was 4041, and we used this number to calculate the maximum number of employees excludable under the de minimis exemption. Accordingly, in identifying the median employee, we used the de minimis exemption to exclude the following approximate numbers of employees who are employed in the following countries:

Excluded Country	Employee	Excluded Country	Employee	Excluded Country	Employee
Argentina	8	Hong Kong	2	Poland	2
Austria	14	Italy	22	Spain	16
Belgium	8	Japan	8	Sweden	3
Chile	4	Mexico	19	Taiwan	3
China	5	Netherlands	20	Thailand	5
Ecuador	2	New Zealand	6	United Arab Emirates	18
Finland	1	Philippines	5	Uruguay	12
Greece	2

We believe that it is reasonable to use the same median employee as the basis for the calculation because we have not had a change our employee population or compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure.

2019 PROXY STATEMENT  65

After identifying the median employee based on the methodology described above, we calculated annual total compensation for such median employee using the same methodology we used to calculate the amount reported for our named executive officers in the “Total” column of the 2018 Summary Compensation Table, set forth later in this proxy statement.

As disclosed in the 2018 Summary Compensation Table, the annual total compensation for fiscal year 2018 for our CEO was $5,956,791. The annual total compensation for the median employee for fiscal year 2018 was $74,829. The resulting ratio of our CEO’s annual total compensation to the annual total compensation of our Median Employee for fiscal year 2018 is approximately 80:1.

66

Certain Relationships and Related Transactions

Review and Approval of Related Person Transactions

Pursuant to the Audit Committee charter, any proposed related person transaction is to be submitted to the Audit Committee for review and approval, and no such transaction may be entered into without the Audit Committee’s prior approval. A “related person transaction” is a transaction between us and a related person in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which the related person has or will have a direct or indirect material interest. Related persons include our directors, executive officers, their respective immediate family members and 5% beneficial owners of our common stock. The Audit Committee reviews and considers each transaction in light of the specific facts and circumstances presented.

We did not enter into any related person transactions during 2018 and there are not presently any proposed related person transactions.

Compensation Committee

Interlocks and Insider Participation

During 2018, Pamela H. Patsley, Charles E. Peters, Jr., Adalio T. Sanchez, Jan J. Suwinski and Thomas W. Warsop III served on the Compensation Committee. No member of the Compensation Committee was at any time during 2018, or at any other time, an officer or employee of ACI. None of our executive officers currently serves, or in 2018 has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other company that has one or more of its executive officers serving on our Board or Compensation Committee.

Delivery of Documents to Stockholders Sharing an Address

A number of brokers with account holders who are ACI stockholders will be “householding” our proxy materials. A single Internet Availability Notice, set of proxy materials or annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Internet Availability Notice and/or separate proxy statement and annual report, please notify your broker and direct your written request to 3520 Kraft Rd, Suite 300, Naples, Florida 34105, or call (239) 403-4600. ACI undertakes to deliver promptly to a stockholder upon such written or oral request a separate Internet Availability Notice, set of proxy materials or annual report. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

2019 PROXY STATEMENT  67

Annual Report

Stockholders may obtain a copy of our Annual Report and a list of the exhibits thereto without charge by written request delivered to ACI, Attn: Investor Relations, 3520 Kraft Rd, Suite 300, Naples, Florida 34105. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge on our website at aciworldwide.com as soon as reasonably practicable after we file such information electronically with the SEC.

Stockholder Communications with our Board

Communications from stockholders to our Board, including stockholder director recommendations as well as stockholder proposals submitted in accordance with the procedures described in this Proxy Statement, may be delivered to our Secretary at our principal executive office located at 3520 Kraft Rd, Suite 300, Naples, Florida 34105; via e-mail to grp-ACI-directors@aciworldwide.com; or via telephone to (239) 403-4600. These communications will be received by our Secretary, who will forward them to the appropriate members of our Board.

68

Other Matters

Our Board does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

By Order of the Board of Directors

2019 PROXY STATEMENT  69

ANNUAL MEETING OF STOCKHOLDERS OF ACI WORLDWIDE, INC.

Date:	Tuesday, June 11, 2019
Time:	3:00 P.M. (Eastern Time)
Place:	3520 Kraft Rd., Suite 300, Naples, Florida 34105 See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR all Nominees for Director and FOR Proposals 2 and 3.

1:	Election of Directors

Directors Recommend

	To vote For all Directors ☐ To Withhold from all Directors ☐				FOR

To vote individually for each Director:
Directors Recommend
		For		Withhold
	01 Janet O. Estep	☐		☐	For
	02 James C. Hale	☐		☐	For
	03 Philip G. Heasley	☐		☐	For
	04 Pamela H. Patsley	☐		☐	For
	05 Charles E. Peters, Jr.	☐		☐	For
	06 David A. Poe	☐		☐	For
	07 Adalio T. Sanchez	☐		☐	For
	08 Thomas W. Warsop III	☐		☐	For

		For	Against	Abstain
2:	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and	☐	☐	☐	For

3:	Advisory approval of the Company’s named executive officer compensation.	☐	☐	☐	For

	Please mark this box if you plan to attend the meeting in person.			☐
Authorized Signatures - This section must be completed for your Instructions to be executed.

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Stockholders of ACI Worldwide, Inc.

to be held Tuesday, June 11, 2019

For Stockholders of Record as of April 18, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE
Go To	OR	866-390-5392
www.proxypush.com/ACIW • Cast your vote online. • View Meeting Documents.		• Use any touch-tone telephone. • Have your Voting Instruction Form/Proxy Card ready. • Follow the simple recorded instructions.

MAIL
OR	• Mark, sign and date your Voting Instruction Form. • Detach your Voting Instruction Form/Proxy Card. • Return your Voting Instruction Form/Proxy Card in the postage-paid envelope provided.

PROXY TABULATOR FOR ACI WORLDWIDE, INC. P.O. BOX 8016 CARY, NC 27512-9903

Proxy — ACI Worldwide, Inc.

Annual Meeting of Stockholders

June 11, 2019, 3:00 p.m. (Eastern Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Craig Maki and John Kraft (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of ACI Worldwide, Inc., a Delaware corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Company’s offices located at 3520 Kraft Rd., Suite 300, Naples, Florida 34105, on June 11, 2019 at 3:00 p.m. (Eastern Time) and all adjournments or postponements thereof.

The purpose of the Annual Meeting is to action on the following:

1.  Elect eight directors to our Board of Directors to hold office until the 2020 Annual Meeting of Stockholders;

2.  Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.  Advisory approval of the Company’s named executive officer compensation; and

4.  Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The eight directors nominated for election are: Janet O. Estep, James C. Hale, Philip G. Heasley, Pamela H. Patsley, Charles E. Peters, Jr., David A. Poe, Adalio T. Sanchez, and Thomas W. Warsop III.

The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” proposals 2 and 3.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” proposals 2 and 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.